UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Umpqua Holdings Corporation
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 20, 2020
___________________

The annual meeting of shareholders of Umpqua Holdings Corporation (the “Company”) will be held at The Porter Portland Hotel, Founders Room, 1355 SW 2nd Avenue, Portland, Oregon, at 3:00 p.m., local time, on Monday, April 20, 2020 to take action on the following:

ITEMS OF BUSINESS
•Election of Directors. Elect 11 nominees to the Company’s Board of Directors, to hold office until the 2021 annual meeting of shareholders and qualification and election of their successors.
•Ratification of Selection of Registered Public Accounting Firm. Non-binding vote on the Audit and Compliance Committee’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.
•Advisory Vote on Executive Compensation. Non-binding vote to approve the compensation of the named executive officers as described in the Proxy Statement for the annual meeting.
OTHER BUSINESS
•Consider and act upon such other business that is properly brought before the annual meeting or any adjournments or postponements thereof.
As of the date of this notice, the Board of Directors knows of no other matters that may be brought before shareholders at the meeting.

If you were a shareholder of record of Company common stock as of the close of business on February 12, 2020, you are entitled to receive this notice and vote at the annual meeting, and any adjournments or postponements thereof. The Proxy Statement for the annual meeting and proxy card are being sent or made available on or about March 5, 2020.

For instructions on voting, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received or, if you received a hard copy of the Proxy Statement, on the accompanying proxy card. You can request to receive proxy materials by mail or e-mail. You may vote by mail, and by telephone and on the internet. You will find our Proxy Statement, Form 10-K and other important information at our website: https://www.umpquabank.com/investor-relations. When you visit our site, you can also subscribe to e-mail alerts that will notify you when we file documents with the SEC and issue press releases. Your vote is important. Whether or not you expect to attend the annual meeting, it is important that your shares be represented and voted.

By Order of the Board of Directors,

Andrew H. Ognall
March 5, 2020	EVP/General Counsel/Secretary

PROXY STATEMENT
2020 ANNUAL MEETING OF SHAREHOLDERS

These proxy materials are provided in connection with the solicitation of proxies by the Board of Directors of Umpqua Holdings Corporation for the annual meeting of shareholders and at any adjournments or postponements of the meeting. This Proxy Statement and accompanying proxy card are being sent or made available on or about March 5, 2020. In this Proxy Statement we refer to Umpqua Holdings Corporation as the “Company,” “Umpqua,” “we,” “us,” “our,” or similar references.

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all the information you should consider, and you should carefully read the entire Proxy Statement before voting. For information about the meeting and voting please see Questions and Answers About Voting and the Shareholder Meeting at the end of this Proxy Statement. Your vote is very important. The Board of Directors is requesting that you allow your common stock to be represented at the annual meeting by proxy.

2019 BUSINESS HIGHLIGHTS

UMPQUA NEXT GEN STRATEGY	•
Advanced Umpqua Next Gen--our growth, differentiation and operational excellence strategy designed to improve the customer experience and our financial performance through cost savings, efficiency and revenue enhancement initiatives

		o	Commenced second phase of operational excellence project
			♦	completed redesign of commercial lending process to improve speed and quality of process and customer experience and rolled it out in key Oregon and Washington markets
			♦	completed Phase I projects in Q2 2019, achieving $25.0 million in savings
			♦	continued store rationalization
		o	Focused on enrolling customers in the Umpqua Go-To application, our Human Digital banking platform
		o	Continued emphasis on balanced growth
			♦	$1.3 billion year over year growth in average loan and lease, and deposit, balances
			♦	$21.0 million two-year incremental growth in non-mortgage fee revenue, an 8% compounded annual growth rate
			♦	strategic hires in corporate and commercial banking and global payments and deposits to advance balanced growth initiatives in lending, deposit gathering and fee revenue improvement
	•	Progress to 2020 financial goals
		o	Return on average tangible common equity (“ROATCE”) of 14.77% compared to 14.45% for the prior year
		o	Efficiency ratio of 56.97% compared to 60.61% for 2018
	•	Named most admired financial services company in Oregon by the Portland Business Journal for the fifteenth consecutive year

2019 FINANCIAL RESULTS

GROWTH	•	Gross loan and lease growth of 4% and deposit growth of 6%
		o	Total assets of $28.8 billion as of December 31, 2019 compared to $26.9 billion as of December 31, 2018
		o	Gross loans and leases grew by $773.0 million year over year
		o	Deposits increased $1.3 billion year over year

EARNINGS PERFORMANCE	•	Year-over-year diluted earnings per share increased 12%, reflecting success of Umpqua Next Gen initiatives
		o	2019 earnings per diluted share of $1.60 compared to $1.43 for 2018
o
Net interest income decreased by $18.0 million, driven primarily by a decrease in short and long-term interest rates during the year, which led to a decline in net interest margin, partially offset by loan and lease growth

o
Non-interest income increased by $60.4 million, driven primarily by the $76.3 million net gain recorded from the sale of the Visa Class B stock and other debt securities, partially offset by a reduction in net residential mortgage banking revenue

		o	Non-interest expense decreased by $20.4 million, driven by continued focus on cost savings initiatives

CREDIT QUALITY	•	Maintained strong credit quality
		o	Net charge-offs to average loans and leases of 0.29% for 2019 compared to 0.26% for 2018
		o	Non-performing assets to total assets ratio of 0.23% in 2019 compared to 0.36%
		o	Classified loans to total loans of 0.83% in 2019 compared to 0.75% in 2018

PRUDENT CAPITAL MANAGEMENT	•	Increased dividends and grew book value
		o	Declared dividends of $0.84 per share in 2019 compared to $0.82 in 2018
		o	Book value grew by 6% and tangible book value by 12% in 2019 (including the impact of dividends by 20%)
	•	All regulatory capital ratios remained in excess of well-capitalized thresholds and internal policy limits

GOVERNANCE

SHAREHOLDER ENGAGEMENT	•	Annual shareholder outreach program to discuss governance and compensation matters
		o	invite our 30 largest shareholders, representing over 60% of our outstanding shares to discuss governance and compensation matters
		o	regularly attend investor conferences and hold one-on-one meetings with additional shareholders
		o	reviewed potential overboarding concern with an investor and provided additional information to resolve the matter
		o	no material compensation concerns raised
	•	Review compensation specific feedback from shareholders with the Compensation Committee and governance feedback with the Nominating and Governance Committee

BOARD OF DIRECTORS	•	Annual election of directors
	•	Average director tenure of eight years as of March 1, 2020, ranging from one to fifteen years
	•	Average director age of 57 as of March 1, 2020
	•	Majority voting standard in Articles of Incorporation
	•	We continue to have a board with a diverse mix of professional experiences, gender, ethnicity and backgrounds
	•	Majority of the Board is independent with independent Audit, Compensation and Nominating and Governance Committees
	•	Annual strategic planning meeting
	•	Annual Board, committee and individual director evaluations
	•	No director serves on more than two other public company Boards

COMPENSATION

LONG-TERM AND PERFORMANCE FOCUSED PROGRAM	•	Predominantly performance-based incentive programs with conditions that encourage long-term value creation
		o	equity awards tied to total shareholder return (“TSR”) and ROATCE, each relative to a peer group
		o	annual cash incentives tied to meaningful operating earnings per share results that are based on progress on key strategic initiatives
	•	"Circuit-breaker" provisions, which require a minimum level of performance to receive any payout, in incentive awards
	•	100% of CEO awards based on objective performance conditions

STRONG GOVERNANCE FEATURES	•	Stock retention, or hold-to-retirement, requirement for executive officers
	•	Clawback provisions applicable to all cash incentives and equity awards
	•	Minimum one-year equity award vesting requirement; three-year period on performance-based awards
	•	Avoid problematic pay practices such as single-trigger change-in-control provisions and tax gross-ups on severance or change-in-control benefits
	•	Independent Compensation Committee that engages its own advisors
	•	Stock ownership requirements for directors and executive officers
	•	Prohibit hedging and pledging transactions with Company stock
	•	Cutback for compensation that would be subject to a lost deduction under Section 280G of the Internal Revenue Code
	•	No dividends on unvested equity awards
	•	No significant perquisites
	•	No repricing, reload or exchange of stock options without shareholder approval
	•	Annual review of peer group for compensation purposes
	•	No guaranteed or discretionary bonuses for executives

KEY COMPENSATION DECISIONS	•
Established annual cash incentive plan metrics with operating earnings per share (“OEPS”) component (representing 60-80% of target opportunity) and strategic component (representing 20% of target opportunity) for all executives and a goal component (representing 20% of target opportunity) for executives other than the CEO

		o	OEPS component achieved at 75% level
		o	Elements of strategic component were non-mortgage fee revenue growth, commercial and corporate banking relationship growth, new core deposit account generation and Umpqua Go-To application adoption
		o	Strategic component achieved at 90% level
		o	Goal component achieved at 100-115% level
		o	Overall annual cash incentive plan payout ranges were 78% - 83% for named executive officers
	•	Annual best practices review and competitive assessment of total compensation with independent compensation consultant
•
During annual review of compensation, the Compensation Committee approved an adjustment of salary for Tory Nixon after his first year in the role of Senior Executive Vice President/Chief Banking Officer reflecting the expanded responsibilities and Mr. O'Haver's assessment of his performance in the new position

	•	Executive equity awards remain primarily performance based, tied to relative TSR and ROATCE metrics
	•	Mid-year equity award to Chief Risk Officer Shotwell with successful advancement of key enterprise risk initiatives
	•	No material changes to overall compensation program with continued meaningful performance-based components

ANNUAL MEETING BUSINESS

Proposal	Vote Required for Approval	Effect of Abstentions	Broker Discretionary Voting Allowed?	Effect of Broker Non-Votes
1. Election of Directors	Majority*	No effect; not treated as a vote cast, except for quorum purposes	No	No Effect
2. Ratification of Independent Registered Public Accounting Firm	Votes cast “For” exceed “Against” votes	No effect; not treated as a vote cast, except for quorum purposes	Yes	No Effect
3. Advisory vote on executive compensation (“say on pay”)	Votes cast “For” exceed “Against” votes	No effect; not treated as a vote cast, except for quorum purposes	No	No Effect
*  See “Item 1. Election of Directors” for additional information about majority voting.

ITEM 1. ELECTION OF DIRECTORS
Our articles of incorporation and bylaws provide that each director is elected to serve a one-year term of office, expiring at the next annual meeting of shareholders, provided, however, that each director continues to serve until the director’s successor is elected and qualified or until there is a decrease in the number of directors. Our articles of incorporation establish the number of directors at between six and 19, with the exact number to be fixed from time to time by resolution of the Board of Directors. The number of directors is currently set at 11. Directors are elected by a majority of votes (votes cast "for" exceed votes cast "against") in an uncontested election.

Under Oregon law, an incumbent director nominee who is not re-elected at a shareholder meeting continues to serve on the Board until his or her successor is elected and qualified or until there is a decrease in the number of directors. The Board believes that it needs an orderly process to address the ongoing composition of the Board if one or more directors receive a majority of votes cast “against” their reelection. Accordingly, the Board maintains a requirement that any incumbent director nominee who receives more “against” votes than “for” votes in an uncontested election tender his or her resignation subject to acceptance or rejection by the Board. The Nominating and Governance Committee would then make a recommendation, and the Board would decide whether to accept or reject the tendered resignation within 90 days after the shareholder meeting. In determining the votes cast for the election of a director and whether a director received a majority, abstentions and broker non-votes are excluded. Shareholders are not entitled to cumulate votes in the election of directors. In a contested election, defined as more director candidates than director positions to be elected, the voting standard is a plurality of votes cast.

The Board has nominated the following 11 directors, including our CEO, for election to serve until the 2021 annual meeting and qualification and election of their successors:

NOMINEE	AGE	PRINCIPAL OCCUPATION	DIRECTOR SINCE
Peggy Fowler	68	Retired President and CEO of Portland General Electric	2009
Stephen Gambee	56	President and CEO of Rogue Waste, Inc.	2005
James Greene	66	Founder and Managing Partner of Sky D Ventures	2012
Luis Machuca	62	President and CEO of Enli Health Intelligence	2010
Cort O’Haver	57	President and CEO of Umpqua and Umpqua Bank	2017
Maria Pope	55	President and CEO of Portland General Electric	2014
John Schultz	55	Executive Vice President, Chief Legal and Administrative Officer, and Corporate Secretary of Hewlett Packard Enterprise	2015
Susan Stevens	69	Retired head of Corporate Banking for the Americas at J.P. Morgan Securities	2012
Hilliard Terry	50	Former Executive Vice President and Chief Financial Officer of Textainer Group Holdings Limited	2010
Bryan Timm	56	Former President of Columbia Sportswear Company	2004
Anddria Varnado	34	Vice President, Strategy & Business Development, of Macy's, Inc.	2018

Each of the nominees was elected to serve on the Board at the 2019 annual meeting. The individuals appointed as proxies intend to vote “FOR” the election of the nominees listed above. If any nominee is not available for election, the individuals named in the proxy intend to vote for such substitute nominee as the Board may designate, upon the recommendation of the Nominating and Governance Committee. Each nominee has agreed to serve on the Board and we have no reason to believe any nominee will be unavailable to serve. Additional information on our annual process to select directors is included below in Corporate Governance Overview - Director Criteria and Nomination Procedures section.

Nominees

The business experience, and position of each of the directors currently serving is stated below. We also provide information about skills, qualifications and attributes of each director that led to the conclusion that he or she should serve on our Board.

Peggy Y. Fowler served as CEO and President of Portland General Electric Company (“PGE”) (NYSE: POR) from 2004 - 2008. She continued to serve on the PGE Board from 2009 - 2012, and previously served as Board Chair from 2001 - 2004. She is currently a director of Hawaiian Electric Industries (“HEI”) (NYSE:HE) and Cambia Health Solutions.

Qualifications and Experience:

Leadership: Strong leadership and business operations experience as President and CEO of PGE, director of Cambia Health Solutions, Inc., Chief Operating Officer of PGE’s Distribution Operations, Senior Vice President of PGE’s customer service and delivery and Vice President of PGE’s power production and supply.
Industry: Banking industry experience as director of the Portland branch of the Federal Reserve Bank of San Francisco.
Finance: Expertise serving as a committee member for several entities: Audit Committee for Hawaiian Electric Company; Finance Committee for PGE; and Audit, Investment and Executive and Nominating and Governance Committees for Cambia.
Civic: Board service as a director for PGE Foundation and Mentor for International Women’s Forum.
Governance: Current Chair of Umpqua's Board of Directors, Executive Committee and Nominating and Governance Committee; Chair of HEI Nominating and Corporate Governance Committee and member of HEI Compensation Committee.

Stephen M. Gambee is CEO of Rogue Waste, Inc., a family owned business providing waste disposal, recycling and environmental services in Southern Oregon. Prior to assuming the duties of leading the family businesses in 1994, Mr. Gambee was a real estate economist employed by Robert Charles Lesser & Co./Hobson & Associates as the Pacific Northwest Director of Consulting.

Qualifications and Experience:

Leadership: Management, leadership, business operations and governmental relations experience as CEO of Rogue Waste, Inc., and Managing Member of Rogue Waste Systems, LLC, which are environmentally conscious waste management businesses.
Civic: Currently Chair of Jackson County Board of Commissioners Economic Development Advisory Committee and Secretary of the Medford-Jackson County Chamber of Commerce. Mr. Gambee has also previously served as: Director and President of the Craterian Theater/Collier Center of the Performing Arts; Treasurer of YPO Oregon Evergreen Chapter; Director and Treasurer for Rogue Gallery and Art Center; and Director of the Jackson‑Josephine County Boys and Girls Club.
Governance: Prior service as chair of an Umpqua Board committee.

James S. Greene is Founder and Managing Partner of Sky D Ventures, a private equity and advisory services company serving the financial services and FinTech global market. Prior to Sky D Ventures, Mr. Greene was a general partner with an incubator of start-ups focused on digital platforms and solutions from November 2013 to October 2015. He was previously a Vice President with Cisco Systems, Inc. (NASDAQ: CSCO) in its Global Advanced Services Organization, a position he held from February 2012 to September 2013. He joined Cisco in 2005 as Vice President and Global Head of its Financial Services Consulting Business. From there he served as leader of Cisco’s global Strategic Partner Organization.

Qualifications and Experience:

Leadership: Business and technology strategy formulation, private equity and venture investing, business operations and information technology systems, solutions, sales and delivery. Senior executive roles at Accenture, CapGemini and Cisco Systems, Inc. Industry: Global Financial Services and Global FinTech. Big data platforms and solutions. Finance: Serving the global financial services industry and tech industry for 35 years.
Civic: Neighborhood Association Board. Community sports teams.
Governance: 10-year member of the Board of Electronics For Imaging, Inc., a public company (NASDAQ: EFII), where he served on the Board’s Audit Committee and Nominating and Governance Committee. Current member of Umpqua’s Executive, Finance and Capital, and Enterprise Risk and Credit Committees. He serves on several private company boards and private and public company advisory boards.

Luis F. Machuca has been President and Chief Executive Officer of Enli Health Intelligence Corporation, a healthcare applications company that activates collaborative care, since January 2002.
Qualifications and Experience:

Leadership: Business operations and innovation technology experience as President and CEO of Enli as well as senior leadership roles at Intel Corp., EVP of the NEC Computer Services Division of PB-NEC Corp. and President and COO of eFusion Corp.
Civic: Serves on the Cambia Health Solutions board of directors. He has served as director or trustee of the University of Portland Board of Regents, the Oregon Health & Science University Foundation Board of Trustees, the ENDfootwear Advisory Board, the Catholic Charities of Oregon Board of Directors, the Portland Metropolitan Family Services Board of Directors, the Jesuit High School Board of Trustees, the Lifeworks NW Board of Directors, and the Boy Scouts of America Cascade Pacific Council Executive Board.
Governance: Chair of Umpqua's Compensation Committee and service on charitable and civic organization boards of directors.

Cort L. O'Haver serves as director, President and Chief Executive Officer of Umpqua and Umpqua Bank, positions he has held since January 2017. Mr. O’Haver served as Commercial Bank President of Umpqua Bank from April 2014 to April 2016 when he became President of Umpqua Bank. He served as Senior Executive Vice President of Umpqua and Umpqua Bank from August 2013 to April 2014, and from March 2010 to August 2013 he served as Executive Vice President/Commercial Banking of Umpqua and Umpqua Bank. From October 2006 until he joined Umpqua, Mr. O'Haver was employed by Mechanics Bank as Executive Vice President and Director of Corporate Banking. Prior to that time, he was a Senior Vice President in charge of the Real Estate Lending Division at U.S. Bank, with responsibility for California, Oregon and Washington.

Qualifications and Experience:

Leadership: Extensive leadership, management and business operations experience with Umpqua Bank, Mechanics Bank and U.S. Bank.
Industry: Over 30 years of commercial banking experience including positions with Mechanics Bank in California (corporate banking) and with U.S. Bank with responsibility for California, Oregon and Washington (real estate lending).

Maria M. Pope is President and CEO of PGE. She was appointed President on October 1, 2017 and Chief Executive Officer on January 1, 2018. From March 2013 to January 2018, Ms. Pope served as Senior Vice President, Power Supply, Operations, and Resource Strategy for PGE. She serves as a general partner shareholder and director of Pope Resources, a Delaware limited partnership (NASDAQ: POPE), which announced its merger with Rayonier Inc. in January 2020.

Qualifications and Experience:

Leadership: Leadership and business management experience as CEO and previously a senior executive of PGE and her former positions as chief financial officer of Mentor Graphics Corp. and Pope & Talbot, Inc.
Finance: CFO roles of three publicly traded companies and past Chair of the Audit Committees of TimberWest Forest Corp., Premera Blue Cross and Oregon Health & Sciences University (OHSU).
Civic: Currently serves on the Oregon Global Warming Commission, the Federal Reserve Bank of San Francisco Portland Branch board of directors and The Nature Conservancy in Oregon board of directors. Prior Chair of OHSU’s Governing Board (appointed by the Governor, 2010) and prior Chair of the Oregon Symphony and Council of Forest Industries.

John F. Schultz has served as Executive Vice President, Chief Legal and Administrative Officer, and Corporate Secretary of Hewlett Packard Enterprise (NYSE: HPE) since December 2017. Prior to that he served as HPE's Executive Vice President, General Counsel and Secretary from November 2015 to December 2017. HPE is a leading global provider of cutting-edge technology solutions to optimize traditional information technology and help build the secure, cloud-enabled, mobile-ready future uniquely suited to their customers’ needs. He served as Hewlett-Packard Company’s Executive Vice President and General Counsel prior to the company’s separation into HPE and HP Inc. and served as a member of the HP Executive Counsel from 2012-2015.

Qualifications and Experience:

Leadership/Skills: As chief administrative officer and general counsel for a publicly traded corporation, leads risk management functions, including ethics, litigation management, and cybersecurity.
Civic: Nonprofit leadership.

Susan F. Stevens was a senior executive who retired as head of Corporate Banking for the Americas at J.P. Morgan Securities Inc. in 2011. She held that position from 2006 until 2011. She was at J.P. Morgan for 15 years. Prior to 2006, she was a Managing Director in Loan Syndications, where she was head of the Investment Grade Syndications group from 2001 to 2006. She was head of Capital Markets at Wells Fargo Bank from 1992 to 1995. She was with Bank of America for 11 years before joining Wells Fargo.

Qualifications and Experience:

Industry: Over 35 years in the banking industry with broad industry knowledge and experience in client management, capital markets and risk management.
Civic: Board of Trustees of the University of Oregon Foundation, Eugene, OR (2016-present) and The Neighborhood Coalition for Shelter, New York, NY (Chair of the Finance Committee, Treasurer and on the Executive Committee).
Governance: Current Chair of the Umpqua Enterprise Risk and Credit Committee. She is a Board member of Red Duck Foods, a consumer products startup company, and served on the Audit Committee of the University of Oregon Foundation Board of Trustees from 2016-2019.

Hilliard C. Terry, III, most recently served as Executive Vice President and Chief Financial Officer of Textainer Group Holdings Limited (NYSE: TGH), an intermodal marine container management and leasing company. Before joining Textainer in 2012, he was Vice President and Treasurer of Agilent Technologies, Inc. (NYSE: A), which he joined in 1999, prior to the company’s initial public offering and spinoff from Hewlett-Packard Company (HP). Mr. Terry held positions in investor relations and/or investment banking with Kenetech Corporation, VeriFone, Inc. and Goldman Sachs & Co.

Qualifications and Experience:

Leadership: Senior leadership and business management experience as a senior executive of small-cap specialty finance company and finance executive of a large-cap technology company.
Marketing: Extensive investor communications and marketing experience as the Head of Investor Relations and primary spokesperson to the investment community for Agilent Technologies, Inc. and Global Marketing Manager for VeriFone, Inc., an HP subsidiary.
Finance: Mr. Terry has 11 years of financial management experience. In his previous role as a public-company CFO, he oversaw the accounting, treasury, credit and collections, internal audit and risk management functions of Textainer. Previously he was responsible for Agilent’s global treasury organization which included corporate cash management, corporate finance, customer financing, foreign exchange, pension assets and risk management. He was also a member of the company’s Benefits Committee, which has fiduciary oversight for Agilent’s employee benefit and retirement programs. He oversaw investments of a multi-billion-dollar global corporate cash portfolio and defined benefit (pension) assets for the company.
Governance: Current Chair of Umpqua’s Audit and Compliance Committee and prior service as Chair of Umpqua's Finance and Capital Committee.
Civic: Former Board Member, Oakland Museum of California (member of the Executive and Nominating and Governance Committees).

Bryan L. Timm served as President of Columbia Sportswear Company (NASDAQ: COLM) from February 2015 to June 2017, and held the office of Chief Operating Officer from May 2008 to June 2017. He previously served as Chief Financial Officer of Columbia Sportswear.

Qualifications and Experience:

Leadership: Senior leadership and business operations management experience at Columbia Sportswear; as a member of the College of Business and Economics Advisory Board for the University of Idaho; and as a member (2012) and Chair (2013) of the Policyowners’ Examining Committee at Northwestern Mutual Life Insurance Co.
Finance: Audit and Compliance Committee Chair at Umpqua. Over twenty years serving in financial positions of publicly held companies including CFO of Columbia Sportswear. In addition to his C-level positions with Columbia Sportswear Company, Mr. Timm worked in various accounting, internal audit, and financial positions at publicly held Oregon Steel Mills (NYSE: OS) from 1991 to 1997, rising to Divisional Controller for CF&I Steel, Oregon Steel Mills’ largest division. From 1986 to 1991, he was an accountant with KPMG LLP. He is a CPA (lapsed) in the state of Oregon.
Civic: Former Director of Doernbecher Children’s Hospital Foundation.
Governance: Current Vice Chair of the Umpqua Board of Directors, Chair of the Umpqua Finance and Capital Committee, prior Chair of the Umpqua Audit and Compliance Committee.

Anddria Varnado is Vice President, Strategy & Business Development, at Macy's, Inc. (NYSE: M), a leading retailer operating department and specialty stores with physical and digital footprints under the Macy's, Bloomingdale's and Bluemercury brands. Prior to Macy's, from 2016 to 2019, Ms. Varnado was the Global Head of Strategy & Business Development at Williams-Sonoma, Inc., with strategic responsibility of the portfolio of brands including Williams Sonoma, Pottery Barn, and West Elm. In these roles, Ms. Varnado has had responsibility for large-scale transformation efforts, mergers and acquisitions, and new brand and business development. Previously, Ms. Varnado fostered in-depth consumer and commerce-based expertise across management consulting, investment banking and product management roles. She was Management Consultant at ZS Associates from 2014 to 2016.

Qualifications and Experience:
Leadership: Senior leadership and strong business management experience as an executive of Macy's, Inc. and previously Williams-Sonoma, Inc. Industry: Previous experience in the Financial Institutions Group within a Corporate & Investment Banking division; strategy development, retail operations and marketing expertise in consumer-facing companies. Civic: Non-profit engagement including Junior League, HBS Community Partners, and Management Leadership for Tomorrow.

Director Independence

The Board has determined that all directors except Messrs. Greene and O’Haver qualify as “independent,” as defined in NASDAQ listing rules. In 2016 and 2017, the Board of Directors asked Mr. Greene to serve as Board Chair of our former subsidiary, Pivotus Ventures, Inc. and provide management consulting to the Pivotus leadership team and work closely with Pivotus on strategic planning and collaboration initiatives. In December 2017, the Compensation Committee and the independent directors, excluding Mr. Greene, reviewed Mr. Greene’s work with Pivotus. The Compensation Committee considered the amount of time Mr. Greene spent on Pivotus initiatives and approved a one-time payment to Mr. Greene of $150,000 for Pivotus related work. Mr. Greene received no other payments and in 2018 and 2019 he received only the standard independent director compensation. Under NASDAQ rules, Mr. Greene cannot be considered independent for three years following the receipt of the payment for additional services. We expect that Mr. Greene will again qualify as an independent director under NASDAQ rules after December 2020.

In determining the independence of directors, we considered the responses to annual Director & Officer Questionnaires that indicated no transactions between the Company or its affiliates and directors other than banking transactions with Umpqua Bank and arrangements under which Umpqua Bank purchases waste disposal services in southern Oregon from a company affiliated with Mr. Gambee at standard, regulated rates, which in 2019 totaled $7,190. The Board also considered the lack of any other reported transactions or arrangements; directors are required to report conflicts of interest and transactions with the Company pursuant to our Corporate Governance Principles and Code of Ethics, which can be found on our website
https://www.umpquabank.com/investor-relations. See Related Party Transactions for additional information.

Board Recommendation
The Board of Directors recommends a vote “FOR” each of the nominees named in this Proxy Statement.

ITEM 2. RATIFICATION OF SELECTION OF REGISTERED PUBLIC ACCOUNTING FIRM
The Audit and Compliance Committee has selected the independent registered public accounting firm of Deloitte & Touche LLP (“Deloitte”) to act in such capacity for the fiscal year ending December 31, 2020. There are no affiliations between the Company and Deloitte, its partners, associates or employees, other than those which pertain to the engagement of Deloitte in the previous year as the Company’s independent registered public accounting firm and for certain permitted consulting services. Deloitte has served as the Company’s independent registered public accounting firm since 2018.

Shareholder ratification of the selection of Deloitte is not required by law, our articles of incorporation, our bylaws or otherwise. The Sarbanes-Oxley Act of 2002 requires the Audit and Compliance Committee to be directly responsible for the appointment and compensation of the independent registered public accounting firm and for oversight of the audit work. The Committee will consider the results of the shareholder vote on this proposal and, in the event of a negative vote, will reconsider its selection of Deloitte, but is not bound by the shareholder vote. Even if Deloitte’s appointment is ratified by the shareholders, the Committee may, in its discretion, appoint a new independent registered public accounting firm at any time if it determines that such a change would be in the interests of the Company and its shareholders. A representative of Deloitte is expected to attend the annual meeting and that representative will have the opportunity to make a statement, if he or she desires to do so, and to answer appropriate questions.

Board Recommendation

The Board of Directors recommends a vote “FOR” ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Deloitte has audited our consolidated financial statements and internal controls over financial reporting as of and for the year ended December 31, 2019.
Independent Auditors’ Fees

The following table shows the fees incurred for professional services provided by Deloitte for 2019 and 2018:

($ in thousands)	2019	2018
Audit Fees (a)	$1,868	$1,495
Audit-Related Fees (b)	$184	$136
All Other Fees (c)	$2	$608
Tax Fees (d)	$90	$113
Total Fees	$2,144	$2,352
(a) Audit Fees for 2019 include:
•The integrated audits of the Company’s annual consolidated financial statements and internal control over financial reporting as of and for the year ended December 31, 2019, including compliance with the FDIC Improvement Act
•Reviews of the Company’s quarterly consolidated financial statements for the periods ended March 31, June 30, and September 30, 2019
•HUD and GNMA Audits for December 31, 2019

Audit Fees for 2018 include:
•The integrated audit of the Company’s annual consolidated financial statements and internal controls over financial reporting as of and for the year ended December 31, 2018, including compliance with the FDIC Improvement Act and Loss Share Agreements
•Reviews of the Company’s quarterly consolidated financial statements for the periods ended March 31, June 30, and September 30, 2018
•HUD and GNMA Audits for December 31, 2018

(b) Audit-Related Fees for 2019 represent billings by Deloitte for services provided during the twelve months ended December 31, 2019, and includes:
•Audit of the Umpqua Bank 401(k) and Profit Sharing Plan for the plan year ended December 31, 2018, audited during 2019
•Audit of the annual financial statements of Umpqua Investments, Inc., a wholly owned subsidiary of the Company
•Accounting consultations and other services related to the implementation of new or emerging accounting standards

Audit-Related Fees for 2018 represent billings by Deloitte for services provided during the twelve months ended December 31, 2018, and include:
•Accounting consultations and other services related to the implementation of new or emerging accounting standards

(c) All Other Fees for 2019 represent all other billings by Deloitte for the twelve months ended December 31, 2019, and include:
•Subscriptions to accounting research tools

All Other Fees for 2018 represent all other billings by Deloitte for the twelve months ended December 31, 2018, and includes:
•Services performed to assist with management’s evaluation of the Company’s information technology infrastructure
•Model validation services for a regulatory compliance application
•Subscriptions to accounting research tools

(d) Tax Fees include:
•Fees billed for professional services rendered for tax compliance, tax advice and tax planning.

	2019	2018
Ratio of All Other Fees to Total Fees	0.09%	25.85%

The Audit and Compliance Committee discussed these services with the independent auditors and Company management and determined that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Change in Accountants

The Audit and Compliance Committee conducted a competitive process to determine the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. The Committee invited several firms to participate in this process, including Moss Adams LLP, which audited the Company’s financial statements for the fiscal year ended December 31, 2017.

On May 30, 2018, the Committee approved the selection of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. On May 30, 2018, the Committee dismissed Moss Adams LLP as the Company’s independent registered public accounting firm.

The reports of Moss Adams LLP on the Company’s financial statements for each of the two fiscal years ended December 31, 2016 and 2017 did not contain an adverse opinion or a disclaimer of opinion, nor were the reports on the Company’s financial statements qualified or modified as to uncertainty, audit scope or accounting principles. In the fiscal years ended December 31, 2016 and 2017 and in the subsequent interim period through May 29, 2018, there were no “disagreements” (as that term is described in Item 304(a)(1)(iv) of Regulation S-K) between the Company and Moss Adams LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of Moss Adams LLP, would have caused Moss Adams LLP to make reference to the subject matter of the disagreement in connection with its report on the Company’s financial statements for such years. In the fiscal years ended December 31, 2016 and 2017 and in the subsequent interim period through May 29, 2018, there were no “reportable events” (as that term is described in Item 304(a)(1)(v) of Regulation S-K).

The Company provided Moss Adams LLP with a copy of the disclosures contained in this Proxy Statement.

During the fiscal years ended December 31, 2016 and 2017 and the subsequent interim period through May 30, 2018, neither the Company nor anyone on its behalf consulted with Deloitte with respect to (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that Deloitte concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (b) any matter that was either the subject of a disagreement or a reportable event.

Pre-Approval Policy
The Audit and Compliance Committee pre-approved the services performed by Deloitte for the 2019 audit engagement in April 2019 in accordance with the Committee’s pre-approval policy and procedures. This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Permitted Services”) that the independent auditor may perform. The policy requires that a description of the services expected to be performed by the independent auditor in each of the disclosure categories in the above table be provided to the Committee for pre-approval.

Services provided by the independent auditor during the following year that are included in the Permitted Services list were pre-approved following the policies and procedures of the Audit and Compliance Committee. Any requests for audit, audit-related, tax, and other services not contemplated on the Permitted Services list must be submitted to the Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chair of the Committee. The Chair must update the Committee at the next regularly scheduled meeting of any services that received his pre-approval.

In addition, although not required by the rules and regulations of the SEC, the Audit and Compliance Committee generally requests a range of fees associated with each proposed service. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting the Company to receive immediate assistance from the independent auditor when time is of the essence.

The policy contains a de minimis provision to provide retroactive approval for permissible non-audit services if:
(i)The service is not an audit, review or other attest service; and
(ii)The aggregate amount of all such services provided under this provision does not exceed $5,000 per project if approved by the Principal Financial Officer or Principal Accounting Officer or $50,000 per project if approved by the Chair of the Audit and Compliance Committee.

AUDIT AND COMPLIANCE COMMITTEE REPORT
The Audit and Compliance Committee of the Board of Directors oversees the accounting, financial reporting and regulatory compliance processes of the Company, the audits of the Company’s financial statements, the qualifications of the public accounting firm engaged as the Company’s independent auditor and the performance of the Company’s internal and independent auditors. The Committee’s function is more fully described in its Board approved charter, available on our website: https://www.umpquabank.com/investor-relations. The Committee reviews that charter on an annual basis. The Board annually reviews the NASDAQ listing standards’ definition of “independence” for audit committee members and applicable SEC rules related to audit committee member independence and has determined that each member of the Audit and Compliance Committee meets those standards.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management must adopt accounting and financial reporting principles, internal controls and procedures that are designed to ensure compliance with accounting standards, applicable laws and regulations. The Audit and Compliance Committee met with management regularly during the year to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. The Committee discussed these matters with the Company’s independent auditors and with appropriate Company financial personnel and internal auditors. The Committee also discussed with the Company’s senior management and independent auditors the process used for certifications by the Company’s Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, which are required for certain of the Company’s filings with the SEC.

The Audit and Compliance Committee is responsible for hiring and overseeing the performance of the Company’s independent registered public accounting firm. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Committee engaged Deloitte as the Company’s independent registered public accounting firm to perform the audit of the Company’s financial statements for the period ending December 31, 2019. Deloitte has been engaged in this capacity since May 2018. The Committee assessed Deloitte’s activities and performance, and considered Deloitte’s independence from management and professionalism, and demonstrated understanding of the financial services industry and the Company’s business and significant accounting practices. In accordance with NASDAQ Listing Rules, Deloitte is registered as a public accounting firm with the Public Company Accounting Oversight Board (“PCAOB”).

The Audit and Compliance Committee reviewed and discussed the audited financial statements for the fiscal year ending December 31, 2019, with management. The Committee also met separately with both management and Deloitte to discuss and review those financial statements and reports prior to issuance. Management has represented, and Deloitte has confirmed to the Committee, that the financial statements were prepared in accordance with generally accepted accounting principles.

The Audit and Compliance Committee received from and discussed with Deloitte the matters required to be discussed by AS 1301 (Communications with Audit Committees, formerly Auditing Standard No. 16), as amended and as adopted by the PCAOB in Rule 3200. The Committee has received the written disclosure and the letter from Deloitte required by applicable requirements of the PCAOB regarding independence and has discussed with Deloitte the auditor's independence.

Based upon the review and discussions referred to above, the Audit and Compliance Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2019.

Submitted by the Audit and Compliance Committee:
Stephen Gambee
John Schultz
Susan Stevens
Hilliard Terry (Chair)
Bryan Timm

ITEM 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Board and management are committed to excellence in governance and recognize the interest our shareholders have expressed in the Company’s executive compensation program. As a part of that commitment, and in accordance with SEC rules, we ask our shareholders to approve an advisory resolution on the compensation of the named executive officers, as reported in this proxy statement. This proposal, commonly known as “say on pay,” gives shareholders the opportunity to approve or not approve our fiscal year 2019 compensation for named executive officers. Our shareholders previously voted in favor of an annual say on pay vote, and our Board determined to hold an annual vote.

This vote is not intended to address any specific item of compensation, but rather to address the compensation paid to our named executive officers as disclosed in this proxy statement, which we believe reflects our overall compensation policies and procedures relating to the named executive officers. While your vote is advisory and will not be binding on the Board, we strive to align our governance policies and practices with the interests of our shareholders. The Board takes into account the outcome of the say on pay vote when considering future compensation plans.

We are requesting your non-binding vote on the following resolution:
“RESOLVED, that the shareholders approve the compensation of the named executive officers as described in the Compensation Discussion and Analysis and the tabular and accompanying narrative disclosure of named executive officer compensation in the Proxy Statement for the 2020 Annual Meeting of Shareholders.”
Board Recommendation
The Board of Directors recommends a vote “FOR” approval of the resolution approving compensation of named executive officers.

OTHER BUSINESS
The Board of Directors knows of no other matters to be brought before the shareholders at the meeting. If other matters are properly presented for a vote at the meeting, the proxy holders will vote shares represented by proxies at their discretion in accordance with their judgment on such matters. At the meeting, management will report on our business and shareholders will have the opportunity to ask questions.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
This proxy statement contains forward-looking statements about Umpqua that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements may include statements regarding compensation practices, governance matters, business strategies, management plans and objectives for future operations. All statements other than statements of historical fact are forward-looking statements. You can find many of these statements by looking for words such as “anticipates,” “expects,” “believes,” “estimates” and “intends” and words or phrases of similar meaning. Forward-looking statements involve substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the control of Umpqua. Risks and uncertainties include, but are not limited to:
• competitive market pricing factors for compensation and benefits;
• changes in legal or regulatory requirements; and
• the ability to recruit and retain certain key management and staff.

There are many factors that could cause actual results to differ materially from those contemplated by forward-looking statements. For a more detailed discussion of some of the risk factors, see the section titled Risk Factors in Umpqua’s 10-K and other filings with the SEC. Umpqua does not intend to update these forward-looking statements. You should consider any written or oral forward-looking statements in light of this explanation, and we caution you about relying on forward-looking statements.

INFORMATION ABOUT EXECUTIVE OFFICERS

The age (as of March 1, 2020), business experience, and position of our executive officers and Section 16 officers other than President and Chief Executive Officer Cort O’Haver, about whom information is provided above, are as follows:

Rilla Delorier, age 52, serves as Executive Vice President/Chief Strategy Officer of Umpqua and Umpqua Bank, positions she has held since April 2017 when she joined Umpqua. Before joining Umpqua, Ms. Delorier spent 10 years in a variety of roles for SunTrust Bank including executive vice president of consumer channels (2014-2016), and chief marketing officer (2008-2014).

Ronald Farnsworth, age 49, serves as Executive Vice President/Chief Financial Officer of Umpqua and Umpqua Bank, positions he has held since January 2008 and Principal Financial Officer of Umpqua, a position he has held since May 2007.
Neal McLaughlin, age 51, serves as Executive Vice President/Treasurer of Umpqua and Umpqua Bank, positions he has held since February 2005 and served as Principal Accounting Officer from May 2007 to December 2019.

Frank Namdar, age 54, serves as Executive Vice President and Chief Credit Officer for Umpqua Bank, a position he has held since November 2018. From 2012 to 2018 Mr. Namdar was a senior credit officer at Umpqua Bank.

Torran (Tory) Nixon, age 58, serves as Senior Executive Vice President and Chief Banking Officer for Umpqua Bank, a position he has held since April 2018. As Chief Banking Officer, he oversees all customer-facing banking divisions and focuses on creating a seamless, human digital customer experience across the company’s retail, home lending, wholesale, and wealth management business lines. He previously served as Umpqua Bank’s Executive Vice President and Head of Commercial & Wealth from October 2016 to April 2018 and Executive Vice President/Commercial Banking from November 2015 to October 2016. Before joining Umpqua Bank in November 2015, Mr. Nixon served as Division President for the San Diego and Northern California Divisions of California Bank & Trust from April 2007 through November 2015.

Andrew Ognall, age 48, serves as Executive Vice President/General Counsel and corporate Secretary of Umpqua and Umpqua Bank, positions he has held since April 2014. From January 2011 to April 2014, Mr. Ognall was a partner with the Pacific Northwest law firm Lane Powell PC, focusing his practice on mergers and acquisitions, securities and corporate finance, corporate governance, executive compensation and general business matters.

David Shotwell, age 61, serves as Executive Vice President/Chief Risk Officer of Umpqua and Umpqua Bank, positions he has held since September 2016. Mr. Shotwell served as Umpqua Bank’s Chief Credit Officer from 2015 to 2018 and as Chief Lending Officer from 2010 to 2015.

Lisa White, age 37, serves as Senior Vice President/Corporate Controller of Umpqua and Umpqua Bank, and Principal Accounting Officer of Umpqua, positions she has held since January 2020. She previously served as Umpqua Bank's Senior Vice President/Bank Controller from April 2015 to January 2020 and Vice President/Assistant Controller of Loans and Initiatives from March 2011 to April 2015.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

The following table sets forth the shares of common stock beneficially owned as of February 12, 2020, the record date, by each director and each named executive officer, the directors and executive officers as a group and those persons known to beneficially own more than 5% of Umpqua’s common stock.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		% of Class
	Named Executive Officers
*	Cort O’Haver	158,446	(1,2)	**
*	Ronald Farnsworth	134,756	(1,3,4)	**
*	Tory Nixon	31,287	(1,5)	**
*	David Shotwell	30,973	(1,6)	**
*	Rilla Delorier	17,064	(1,7)	**
	Directors
*	Stephen Gambee	107,145	(1,8,10)	**
*	Bryan Timm	88,091	(1,10)	**
*	Peggy Fowler	86,092	(1,9,10)	**
*	Luis Machuca	57,928	(1,10)	**
*	Hilliard Terry, III	45,064	(1,10)	**
*	James Greene	39,922	(1,10)	**
*	Susan Stevens	38,552	(1,10)	**
*	Maria Pope	36,831	(1,3,10)	**
*	John Schultz	24,491	(1,10)	**
*	Anddria Varnado	3,925	(1,11)	**
	Directors and Executive Officers
*	All directors and executive officers as a group (19 persons)	1,044,021	(12)	**
	Beneficial Owners of more than 5% of Umpqua common stock
*	The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	22,663,597	(13)	10.3%
*	BlackRock, Inc. 55 East 52nd St., New York, NY 10055	20,525,023	(14)	9.3%
*	Eaton Vance Management 2 International Place, Boston, MA 02110	15,089,210	(15)	6.8%

*	No par value common stock.
**	Less than 1.0%.
(1)	Shares held directly with sole voting and investment power, unless otherwise indicated. Shares held in the dividend reinvestment plan have been rounded down to the nearest whole share. Includes shares held indirectly in deferred compensation plans, 401(k) plans, supplemental retirement plans, and IRAs. Includes shares for which the director or executive officer has the right to acquire beneficial ownership within 60 days of the date of this proxy statement.
(2)	Excludes 226,912 shares of unvested performance or restricted share awards not eligible to vote.
(3)	Includes shares held with or by his/her spouse.
(4)	Excludes 63,176 shares of unvested performance or restricted share awards not eligible to vote.
(5)	Excludes 66,627 shares of unvested performance or restricted share awards not eligible to vote.
(6)	Excludes 48,783 shares of unvested performance or restricted share awards not eligible to vote.
(7)	Excludes 56,061 shares of unvested performance or restricted share awards not eligible to vote.
(8)	Includes 17,500 shares held by a corporation Mr. Gambee is deemed to control.

(9)	Includes 86,092 shares held in a family trust.
(10)	Excludes 3,509 shares of unvested restricted share awards not eligible to vote.
(11)	Excludes 5,032 shares of unvested restricted share awards not eligible to vote.
(12)	See footnotes (1) – (11); excludes an additional 74,068 shares of unvested performance or restricted share awards not eligible to vote.
(13)	Information from Schedule 13G/A filed on February 12, 2020, for holdings as of December 31, 2019, which indicates such person has the sole voting power for 116,321 shares (and shared voting power for 35,680 shares) and sole dispositive power for 22,542,928 shares (and shared dispositive power for 120,669 shares).
(14)	Information from Schedule 13G/A filed February 6, 2020, for holdings as of December 31, 2019, which indicates such person has sole voting power for 19,557,267 shares and sole dispositive power for 20,525,023 shares.
(15)	Information from Schedule 13G/A filed February 13, 2020, for holdings as of December 31, 2019.

CORPORATE GOVERNANCE OVERVIEW
Our Board believes that its primary role as steward of the Company is to ensure that we maximize shareholder value in a manner consistent with legal requirements and the highest standards of integrity. The Board has adopted and adheres to a Statement of Governance Principles, which the Board and senior management believe represent sound governance practices and provide a framework to sustain our success and build long term value for our shareholders and stakeholders. We regularly review these governance principles and practices in light of Oregon corporate law, applicable federal law, SEC and banking agency regulations, NASDAQ listing standards and best practices suggested by recognized governance authorities.

Statement of Governance Principles and Charters
Our Statement of Governance Principles and the charter of each of our Board committees can be viewed on our website, https://www.umpquabank.com/investor-relations, and are also available in print to any shareholder who requests it. Each Board committee operates under a Board approved written charter.

Employee Code of Conduct/Code of Ethics for Financial Officers
The Company has adopted a code of conduct, referred to as the Business Ethics and Conflict of Interest Code. We require all employees to adhere to this ethics code in addressing legal and ethical issues that they encounter in the course of doing their work. This ethics code requires our employees to avoid conflicts of interest, comply with all laws and regulations, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. All new employees are required to review and understand this ethics code and certify so. Each year all other employees are reminded of, and asked to affirmatively acknowledge, their obligation to follow this ethics code.

In addition, the Company has adopted a Code of Ethics for Financial Officers, which applies to our chief executive officer, our chief financial officer (principal financial officer), treasurer, corporate controller (principal accounting officer) and all other officers serving in a finance, accounting, tax or investor relations role. This code for financial officers supplements our Business Ethics and Conflict of Interest Code and is intended to promote honest and ethical conduct, full and accurate financial reporting and to maintain confidentiality of the Company’s proprietary and customer information.

Our Business Ethics and Conflict of Interest Code and Code of Ethics for Financial Officers are available in the Investor Relations section of our website, https://www.umpquabank.com/investor-relations.

Compliance and Ethics – Reporting and Training
Our employees may report confidential and anonymous complaints to an “ethics hotline” maintained by an independent vendor. These complaints may be made online or by calling a toll-free phone number. Complaints relating to financial matters are routed to our Chief Auditor and General Counsel, and to the Chair of the Audit and Compliance Committee. Employees may also report such matters directly to the Chair of the Audit and Compliance Committee. Other complaints, such as those dealing with human resources matters, are routed to an appropriate executive for review. Employees are encouraged to report any conduct that they believe in good faith to be a violation of law or a violation of our Business Ethics and Conflict of Interest Code. The Chair of the Audit and Compliance Committee provides periodic updates and an annual report to the Committee on the complaints received via the hotline.

Our regulatory compliance program is an integral part of our operations and includes the following features:
•Our Chief Compliance Officer oversees compliance with federal customer-facing regulations at Umpqua Bank and reports to the Audit and Compliance Committee at each regular meeting.
•All of our associates complete annual required training on ethics and the regulations that apply to their jobs.
•Our Bank Secrecy Act Officer oversees our compliance with anti-money laundering and anti-terrorist financing regulations.

Hedging and Pledging of Company Stock
We prohibit directors and executive officers from engaging in sale or hedging strategies, such as the purchase of financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that could circumvent stock ownership and retention requirements or are designed to hedge or offset any decrease in the market value of the Company's stock. Directors and executive officers may not enter into puts, calls, short sales, sales against the box or any derivative transactions with respect to the purchase and disposition of Company shares. The Company and its affiliates will not make a loan to directors or executive officers secured by Company stock, and directors and executive officers are not permitted to pledge Company stock.
Director Criteria and Nomination Procedures
Our Statement of Governance Principles, a corporate policy reviewed and approved annually by the Board and available at https://www.umpquabank.com/investor-relations, describes the qualifications that the Company looks for in its nominees to the Board. The independent Nominating and Governance Committee has responsibility for recommending to the Board a slate of nominees to be presented to the shareholders for election at each annual meeting.

The Statement of Governance Principles provides that:

•Directors should possess the highest personal and professional ethics, integrity and values and should be committed to representing the long-term interests of our shareholders.
•On an overall basis, the Board should have policymaking experience in all of the major business activities of the Company and its subsidiaries.
•To the extent practical, the Board should be representative of the major markets in which the Company operates.
•The Board values diversity and the highest professional qualifications in its members.
The Board has considered and will continue to consider the gender, ethnicity, background and professional experiences of current and prospective directors and seeks a diverse group of directors.
The Nominating and Governance Committee considers skills that will add value to the Board and those that will be lost upon the departure of a director. Directors must be willing to devote sufficient time to effectively carry out their duties and responsibilities. Nominees should not serve on more than three Boards of public companies in addition to the Company’s Board.

Shareholder Recommendations
A shareholder may recommend a candidate for nomination to the Board and that recommendation will be reviewed and evaluated by the Nominating and Governance Committee of our Board. The Committee will use the same procedures and criteria for evaluating nominees recommended by shareholders as it does for nominees recommended by the Committee. Shareholder recommendations for Board candidates should be submitted to the Company’s corporate Secretary, Andrew Ognall, One SW Columbia Street, Suite 1200, Portland, OR 97204. Shareholders may nominate Board candidates only by following the procedures set forth in our bylaws.

In 2019, we did not receive any recommendations of potential nominees, or any nominations of Board candidates, from shareholders.

Changes in Nomination Procedures
There have been no material changes to the procedures by which shareholders may recommend nominees to our Board of Directors since our procedures were disclosed in the proxy statement for the 2019 annual meeting.

Shareholder Communications
Our directors are active in their respective communities and they receive comments, suggestions, recommendations and questions from shareholders, customers and other interested parties on an ongoing basis. Our directors are encouraged to share those questions, comments and concerns with other directors and with our CEO.

Our investor relations team regularly attends industry investor conferences and provides updates to directors on questions asked by investors. Our annual shareholder outreach program is described in the Proxy Summary section above.

Director Attendance at Annual Meetings
The Company conducts the annual meeting in Portland, Oregon on the day before, or day of, a regular meeting of the Board. The Board expects all nominated directors to attend the annual meeting. All of the directors nominated for election at the 2020 annual meeting attended the 2019 annual meeting.

Communicating with Directors
Comments and questions may be directed to our Board by submitting them in writing to the Company’s corporate Secretary, Andrew Ognall, One SW Columbia Street, Suite 1200, Portland, OR 97204. These comments or summaries of the comments will be communicated to the Board at its next regular meeting. No communications of this type were received from shareholders in 2019. The investor relations section of our website,
https://www.umpquabank.com/investor-relations, provides shareholders the option of:

•requesting information or submitting questions and comments; and
•signing up for e-mail notification of corporate events, the Company’s SEC filings and press releases.

Annual Board Evaluations
Each year, our Board evaluates the performance of its committees and its members. This evaluation process occurs in two stages. First, each Board member answers a questionnaire designed to rate the performance of each Board committee on which that director serves, with respect to a number of components relevant to that committee’s functions. The answers and comments are compiled anonymously and reviewed by the respective committee, as a whole, and reported to the full Board. The Nominating and Governance Committee then reviews those results and considers whether to recommend changes in committee structure, membership and function to the full Board. The Nominating and Governance Committee’s practice is to rotate directors through the various Board committees to broaden their exposure to the Company’s operations and to take advantage of each director’s skills.

Second, each Board member fills out a confidential evaluation of his or her own performance, which is delivered to the Board Chair. The Board Chair then solicits input from the Nominating and Governance Committee (which is comprised of the committee Chairs) with respect to the Board member’s performance and reviews that information with the Board member. The Nominating and Governance Committee considers this information when recommending a slate of candidates to be nominated by the full Board and in making committee membership decisions.

Succession Planning
Succession planning for the CEO and other named executive officer positions is one of the Board’s most important duties. Each year, the CEO presents his succession plan to the Board. This plan describes the process by which the executive management of the Company will continue if and when the current CEO is unwilling or unable to serve; the process for selecting the CEO’s successor, if necessary; and the process for selecting and naming a successor during the period leading up to the announcement of the CEO’s retirement. At least annually, the CEO reviews with the Nominating and Governance Committee up to three internal candidates who should be considered to replace him and his recommendation as to which, if any, internal candidate should be considered to replace him in the event he cannot serve. Under the current plan, any internal candidate selected on an interim basis will have the opportunity to compete for the position with other candidates that come forward in an internal and external search. Each of the other named executive officers has a written succession plan that is reviewed with the CEO annually.

Meetings and Committees of the Board of Directors
The Board met five times during 2019, including a three-day strategic planning retreat. At the retreat, the Board and executive management focused on how to best sustain and enhance shareholder value, and advance the Company’s Human + Digital Banking and Next Gen strategy. All Board committees have regularly scheduled meetings and meet at least quarterly. Board committee Chairs call for additional regular and special meetings of their committees, as they deem appropriate. In 2019, each director attended at least 75% of the meetings of the Board and the committees on which the director served. In addition, Mr. O’Haver invited directors to participate in regular conference calls to provide updates and answer questions.

The Board and each of our Board committees regularly meet in executive session in which only independent directors are present.

As of December 31, 2019, the Board had six active committees: Audit and Compliance Committee, Compensation Committee, Executive Committee, Enterprise Risk and Credit Committee, Finance and Capital Committee, and Nominating and Governance Committee.

The Board believes that it has an overall governance profile that provides the flexibility to determine the leadership structure of the Company. The Board conducts an annual assessment of its leadership structure to assess the leadership structure and determine the most appropriate structure for the Company.

The table below shows the current membership of each Board committee and the number of meetings held in 2019:

	Audit and Compliance	Finance and Capital	Compensation	Enterprise Risk and Credit	Executive	Nominating and Governance
Meetings Held:	11	5	7	5	4	5
Members:
Peggy Fowler					C	C
Stephen Gambee	•	•		•
Jim Greene		•		•	•
Luis Machuca			C	•	•	•
Cort O’Haver		•		•	•
Maria Pope			•	•
John Schultz	•		•
Susan Stevens	•			C	•	•
Hilliard Terry	C	•			•	•
Bryan Timm	•	C	•		•	•
Anddria Varnado		•	•

C – Chair • – Member
Audit and Compliance Committee

The Board has a standing Audit and Compliance Committee that meets with our independent registered public accounting firm to plan for and review the annual audit reports. The Committee meets at least four times per year and is responsible for overseeing our internal controls and the financial reporting process. Each member of the Committee is independent, as independence is defined under applicable SEC and NASDAQ listing rules.

The Board has adopted an Audit and Compliance Committee Charter, a copy of which is available on our website in the Corporate Governance section at https://www.umpquabank.com/investor-relations. The charter provides that only independent directors may serve on the Audit and Compliance Committee. The charter further provides that at least one member shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Board has determined that the following Audit & Compliance Committee members meet the SEC criteria for an “audit committee financial expert”: Hilliard Terry, Bryan Timm and Susan Stevens. The Board previously determined that Maria Pope also meets the audit committee financial expert criteria. Each of the current members of the Audit and Compliance Committee has education or employment experience that provides them with appropriate financial sophistication to serve on the Committee.

Compensation Committee

See Roles and Responsibilities of the Compensation Committee in Section 3 of the Compensation Discussion and Analysis.

Enterprise Risk and Credit Committee

In 2019, the Enterprise Risk and Credit Committee reviewed and approved certain loans, reviewed charge-offs to the loan loss reserve and credit quality; approved loan and risk management policies; monitored compliance with those policies; and oversaw Umpqua’s loan and lease portfolios. The Committee also oversaw the Company’s enterprise risk management program. In addition to its regular meetings, the Committee from time to time reviews and approves extensions of credit to Regulation O officers, directors or their related parties.

Executive Committee

The Executive Committee may, subject to limitations in our bylaws and under Oregon law, exercise all authority of the Board when the Board is not in session. In 2019, the Committee was responsible for the review and oversight of the Company’s strategic planning process and consideration of the Company’s merger and acquisition opportunities. The Committee is comprised of the Board Chair, Umpqua’s CEO and other members selected by the Board Chair. The Committee met quarterly.

Finance and Capital Committee

In 2019, the Finance and Capital Committee reviewed and oversaw our budgeting process, including the annual operating and capital expenditure budgets. The Committee approved liquidity and investment policies and oversaw capital planning and stress-testing, dividend planning and our stock repurchase program, insurance, our investment portfolio, and all aspects of financial and liquidity risk management and financial performance.

Nominating and Governance Committee

The Nominating and Governance Committee proposes nominees for appointment or election to the Board and conducts searches to fill the CEO position. The Committee oversees the Company’s corporate governance processes and Board structure. The Committee is comprised of the Board Chair, and the Chair of each Board committee, provided such Chairs are independent. All of the directors serving on the Committee are independent, as defined in the NASDAQ listing standards. The Nominating and Governance Committee met at least quarterly.

The Board’s Role in Enterprise Risk Oversight
The Company’s Chief Risk Officer provides a quarterly comprehensive risk report to the members of the Enterprise Risk and Credit Committee, including risks related to:
•capital adequacy
•strategic initiatives
•liquidity
•interest rate risk/sensitivity
•talent, culture and reputation
•credit
o quality

o concentration
•regulatory compliance and litigation
•operations and technology
o fraud
o information/cyber security including review of data breaches
o data governance
o business continuity planning and disaster recovery
o third party oversight

While the Enterprise Risk and Credit Committee has primary responsibility for overseeing risk management, our other Board committees and the entire Board are actively involved in overseeing risk management for the Company.

The Board and its committees regularly discuss risk management with the CEO, CFO, Chief Auditor, Chief Risk Officer, Chief Technology Officer, General Counsel, Chief Credit Officer, Model Risk Manager, Cybersecurity Director, Information Security Officer, Chief Compliance Officer, BSA Officer, and other Company officers as the
Board may deem appropriate. In addition, each Board committee has been assigned oversight responsibility for specific areas of risk and risk management is an agenda topic at all regular committee meetings. The committees consider risks within their areas of responsibility, for example the Compensation Committee considers risks that may result from changes in compensation programs and related regulations, and the Finance and Capital Committee focuses on risk related to capital, among others. The Chief Auditor reports directly to the Audit and Compliance Committee and indirectly reports to the CEO for administrative purposes.

Corporate Responsibility
In 2019, we published our first Corporate Responsibility report, which is available on our web site. The report provides additional details about our evolving and expanding corporate responsibility approach, strategies and outcomes. We are dedicated to integrating our values across the Company, leveraging all parts of our organization— our financial muscle, operational scale and institutional strengths—to create value for our associates, customers, communities and shareholders.

Our corporate responsibility strategy serves as a steward of our good intentions—a framework for deepening the connection between our business and stakeholders. It includes four pillars: Support Communities, Serve Customers, Operate Sustainably and Do Meaningful Work. The full report provides detail on each section and the following is a brief overview.

Support Communities

As a financial services company, our best tools for supporting communities are our time, money and expertise. We give generously of each to make a meaningful difference in the financial well-being of our communities. Key areas include:
•Umpqua Bank’s Connect Volunteer Network™ has become one of the nation’s leading volunteer programs, providing all associates with up to 40 hours of paid time-off each year. These hours are committed to a wide range of community needs including personal finance and first-time homeownership education, disaster relief volunteerism and small business technical assistance.
•Grants through the Umpqua Bank Charitable Foundation, innovative corporate partnerships and generous associate giving and match program provide meaningful philanthropic commitments across our footprint.
•Recognizing the fundamental connection between youth education and economic prosperity, our investments focus on learning programs for all ages, with topics ranging from reading development skills to college preparation, as well as community development opportunities with funds directed toward programs areas including financial education, affordable housing and small business development.
•Our Economic Empowerment Program is focused on expanding economic education and opportunities for underserved populations. As part of this program, we formed an Economic Empowerment Cohort to advance initiatives that expand access to job and financial support services, affordable housing, post-secondary education and career readiness opportunities. In addition to our $1 million financial investment, Umpqua is leading a multiyear collaborative partnership with the nonprofit cohort. This partnership includes significant investment of Company resources and expertise to advance innovative economic empowerment programs.

•We increase access to capital and provide community development loans that are designed to benefit low- and moderate-income residents. These loans provide much-needed funding for projects that provide affordable housing and promote economic development.
•We actively invest in economically disadvantaged communities by pooling community development investment funds with other financial institutions and investors, providing capital investment into community resources including Community Development Financial Institutions (CDFIs) and affordable housing developers, empowering them to increase their lending and investments in underserved communities.
•Our associates deploy their expertise daily with customers and through products and programs including affordable housing lending, first-time homebuyer assistance, asset-building tools, volunteerism with community organizations and schools.

Serve Customers

Umpqua recognizes that money is an essential part of peoples’ lives and businesses. We design human digital customer experiences that empower our customers to have a healthy relationship with their finances.
•We have prioritized financial health – for our customers and communities – and continue to find ways to provide access to financial information and solutions that matter.
•Many consumers feel financially underserved and virtually all customers want access to a real person when life gets financially complex. Umpqua Go-To is one example of our commitment to making digital banking both personal and convenient for customers regardless of the size of their bank balance.
•We are committed to supporting local economies through increased investments in small business. Additionally, we support small and emerging businesses in a number of ways, including grants, volunteer technical assistance and investments in microenterprise programs.
•The cost burden of housing is a challenge throughout our footprint and our home lending team is seasoned in creating access to homeownership for first-time homebuyers through responsible lending practices and education programs. Our affordable housing lending team strives to meet the needs of vulnerable community members by increasing housing options at affordable prices.

Operate Sustainably

We are dedicated to streamlining our operational processes to build a more sustainable business and a healthier environment. We’re advancing ways to lessen our impact and achieve our business goals.
•We launched our Sustainability Council, comprised of senior leaders and charged with identifying opportunities to continue modernizing how we do business to reduce our environmental impact. The Council is defining Umpqua’s sustainability agenda—and make sure we reach our goals by setting priorities and driving operational adoption across the organization.
•Through our corporate responsibility report, we publicly reported our total energy and water usage, paper usage and recycling, and business travel impacts, as well as our efforts to encourage use of mass transit and invest in digital workplace solutions.

Do Meaningful Work

We strive to create a dynamic and rewarding workplace for our associates through our commitment to building a more diverse team and focus on creating opportunities for professional growth and personal development.
•We continue to elevate our diversity and inclusion focus throughout our company. We’re proud of the significant progress we’ve made in diversity outcomes at all levels of the organization over the past five years and continue to execute a multi-year strategy to further these efforts. Key components of this strategy include enhancing our diversity and inclusion awareness and aptitude at all levels, delivering programs and resources to further engrain diversity in our culture and operations, and enhancing and accelerating our external outreach to diversity agencies, community organizations and potential future associates.
•We incent performance and attract top talent through competitive rewards and benefits programs and a fulfilling work environment. We also have established an internal minimum wage rate of $15/hour with plans for appropriate step-up over time.

•Learning is an essential part of Umpqua’s culture. We aspire to create lifelong career opportunities—from the moment an associate first joins our company, throughout their career path and until they leave the workforce. We invest significantly in a variety of programs to support associates at all levels in their professional development. This includes a focus on the skills and capabilities needed today, and helping them prepare, in advance, to take the next steps in their Umpqua career journey.

DELINQUENT SECTION 16(a) REPORTS
Based solely upon our review of (i) Forms 3, 4 and 5 filed for directors and executive officers for the fiscal year ended December 31, 2019, and (ii) their written representations (if applicable) that no Form 5 is required, we believe that all reporting persons made all Section 16 filings required under the Securities Exchange Act of 1934 with respect to the 2019 fiscal year on a timely basis, except that a Form 4 due February 7, 2019 to report shares withheld to pay tax liability upon the vesting of a stock award for Frank Namdar was filed on February 12, 2019, and Form 4s to report quarterly reinvestment of Company cash dividends for director Susan Stevens through a brokerage account were reported on Form 5 in February 2020.

SHAREHOLDER PROPOSALS FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS
If any shareholder intends to present a proposal to be considered for inclusion in the Company’s proxy material in connection with the 2021 annual meeting of shareholders, the proposal must be in proper form under SEC Regulation 14A, Rule 14a-8, Shareholder Proposals, and received by the corporate Secretary of the Company on or before November 5, 2020. Shareholder proposals to be presented at the 2021 annual meeting of shareholders, which are not to be included in the Company’s proxy materials, must be received by the Company no later than December 5, 2020, in accordance with the Company’s bylaws. A copy of our bylaws may be obtained from the corporate Secretary or from our SEC filings at www.sec.gov.

RELATED PARTY TRANSACTIONS
Transactions with Related Persons/Approval Process
We have a formal process with respect to the review and approval of loans extended by Umpqua Bank to related persons, as described below. In accordance with our written procedures for the review of transactions with related persons and NASDAQ Listing Rules, all other transactions with related persons must be approved by disinterested members of the Board’s Audit and Compliance Committee after a review of (i) the related person’s relationship to the Company; (ii) the proposed aggregate value of such transaction; (iii) the approximate dollar value of the transaction to the related person; (iv) the benefits to the Company of the proposed transaction and the availability and price of comparable products or services; (v) an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally; and (vi) management’s recommendation.

Loans to Directors and Officers
Umpqua Holdings Corporation does not extend loans or credit to any officers or directors. However, many of our directors and officers, their immediate family members and businesses with which they are associated, borrow from and have deposits with Umpqua Bank. All such loans are made in the ordinary course of Umpqua Bank’s business, and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, Umpqua Bank. These loans did not and do not involve more than the normal risk of collection or present other unfavorable features to Umpqua Bank.

Loans by the bank to directors and designated executive officers are governed by Regulation O, 12 CFR Part 215. Under the bank’s procedures, the Chief Credit Officer can approve individual credits subject to Regulation O up to a total credit exposure of $500,000 and report those loans to the Enterprise Risk and Credit Committee. All Regulation O credits must be made on non-preferential terms, and all Regulation O credits with a total credit exposure in excess of $500,000 must be approved by the Committee, with the number of affirmative votes representing at least a majority of the Board of Directors. The bank also requires Regulation O applicants to submit a detailed financial statement at the time of application. Regulation O limits loans to an executive officer, including all loans personally guaranteed by the officer, to $100,000, unless the loan is (a) made to finance the purchase, construction, or improvement of the officer’s primary or secondary residence and is secured by a first lien on such residence, (b) made to finance the education of the officer’s children, or (c) fully secured by a deposit account, U.S. Treasury bonds, or certain U.S. government guarantees. All of our named executive officers are designated as executive officers of Umpqua Bank under Regulation O. In no case may the total loans to any designated executive officer exceed 5% of the bank’s capital absent the approval of a majority of the Company’s disinterested directors.  Each extension of credit to a designated executive officer must contain a written demand clause stating that the extension of credit will, at the option of the bank, become due and payable at any time the officer is indebted to any other bank or banks in an aggregate amount greater than the amount specified for a category of credit in paragraph 215.5(c) of Regulation O.

As of December 31, 2019, the sum of committed but undisbursed funds plus the outstanding balances of all loans to Regulation O executive officers, directors, principal shareholders and their businesses was $25,857,219, which represented approximately 0.6% of our consolidated shareholders’ equity and 0.9% of our risk-based capital at that date. All such loans are currently in good standing and are being paid in accordance with their terms.

DIRECTOR COMPENSATION
The Compensation Committee annually reviews director compensation and the Committee affirmed the following as the Company's director compensation philosophy:

Umpqua’s director compensation is designed to align the Board of Directors with its shareholders and other stakeholders, and to attract, motivate, and retain high performing members critical to our Company’s success. Our director compensation philosophy is: we pay our directors competitively when compared to similar sized and performing financial services organizations.

Objectives
Umpqua Bank is committed to providing competitive compensation to our directors. Within that context, our prime objectives are to:
•Attract and retain highly qualified people that portray our Company culture and values.
•Ensure the preservation and creation of value for our shareholders.
•Align the interests of our directors, executives, and employees with our shareholders and other stakeholders.
•Conform to the highest levels of fairness, ethics, transparency, regulatory compliance and sound governance practice.
The Compensation Committee annually reviews director compensation, consistent with annual Board evaluations and director elections for one-year terms. The Committee annually engages an independent compensation consultant to review executive and director compensation matters, and annually reviews director compensation compared to peers. Any change to director compensation is first reviewed by the Committee prior to full Board review and approval. Currently, it is the Company’s policy for director compensation to be paid in Company stock, which may be taken as deferred compensation; provided, however, that a director may elect to receive up to 30% of his or her retainer compensation in cash.
The Compensation Committee annually reviews director compensation and recommends changes to the Board. The Board annually adopts a Schedule of Directors' Fees that sets forth the terms and manner in which non-employee directors will be compensated for their service on the Board and its committees. In 2019, the Committee reviewed director compensation, including a comparison to the same peers used for executive compensation, and recommended an approximately 10% increase in the retainer component for 2019. The Board approved the Committee’s recommendation.

2019 Schedule of Directors’ Fees

Position	Total Retainer Payments (1)	Director RSAs
Board Chair	$137,500	$60,000
Audit and Compliance Chair	$93,500	$60,000
Other Committee Chairs	$88,000	$60,000
Participating Director	$77,500	$60,000

(1)	Each director served on the Board of Umpqua Holdings Corporation and of Umpqua Bank, but received only one quarterly retainer. Each director can make an annual election to have up to 30% of his or her retainer compensation paid in cash.

Umpqua also offers a nonqualified deferred compensation plan to non-employee directors. Under this plan, each director may annually elect to place all or part of his or her director compensation for the coming year into the deferred plan. Under the plan, a director may choose to have distributions from the plan paid in a lump sum or in annual installments over three, five or ten-year periods following the date that the director leaves the Board. Shares issuable under equity awards that are deferred are held by a trustee and remain subject to the claims of general creditors of the Company. The dividends paid on those shares are credited to the director’s account, but no interest or other compensation or earnings are paid by the Company with respect to the deferred account.

Director Compensation

The following table summarizes the compensation paid by the Company to non-employee directors for the year ending December 31, 2019.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation	Total ($)
(a) (1)	(b)(2)	(c)(3)	(g)	(h)
Peggy Fowler	$41,250	$158,473	—	$199,723
Stephen Gambee	—	$139,703	—	$139,703
James Greene	—	$142,323	—	$142,323
Luis Machuca	—	$150,224	—	$150,224
Maria Pope	—	$139,703	—	$139,703
John Schultz	—	$139,703	—	$139,703
Susan Stevens	—	$150,224	—	$150,224
Hilliard Terry III	$27,638	$126,698	—	$154,335
Bryan Timm	—	$151,605	—	$151,605
Anddria Varnado	$24,038	$116,136	—	$140,173

(1)	Director O’Haver is omitted from this table because he received no separate compensation for Board service, and his compensation is disclosed in the Summary Compensation Table.
(2)	Directors Fowler, Terry and Varnado elected to receive 30% of their retainer compensation in cash.
(3)	Amounts in column (c) are the value of (i) quarterly retainer compensation paid in February, May, August and November by issuing stock awards under the 2013 Plan with the value of such awards based on the closing price of Umpqua’s common stock on the dates of issuance, (ii) a restricted stock grant issued under the 2013 Plan that vests on the day before the 2020 annual meeting of shareholders if the director is then serving on the Board, subject to prorated vesting in the event of death, change in control or resignation in connection with an acquisition, with the value based on the closing price of Umpqua’s common stock ($17.10) on the grant date (April 18, 2019); and (iii) dividends received upon the vesting of the prior year's annual equity award. At December 31, 2019, each director had 3,509 shares subject to unvested stock awards except Ms. Varnado who had 5,032 shares subject to unvested stock awards--all of the awards vest the day before the 2020 annual meeting of shareholders.

Expenses incurred by directors in connection with attending meetings and our annual multi-day strategic planning session, such as travel costs and meals, are reimbursed by the Company. However, we consider such expenses to be integrally and directly related to the performance of the directors’ duties, and accordingly such expenses are not considered to be personal benefits or perquisites and are not separately disclosed.

In addition, we invite the spouses of our directors and executive officers to attend our annual multi-day strategic planning session. We believe this event provides a valuable opportunity for our directors to strengthen relationships with senior executives, enhance leadership development and advance our business objectives. We believe the participation of spouses in the meals and social functions at the planning session contributes to the process. The Company reimburses spouses’ travel expenses and pays for meals and activities that may be considered to provide a personal benefit in connection with these events. In 2019, the total amount of reimbursed spouse travel and other expenses paid for spouses did not exceed $50,000.

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

Our CD&A is organized into the following four sections:
Section 1 - Executive Summary
Section 2 - Performance and Pay
Section 3 - Compensation Process and Decisions for 2019
Section 4 - Other Compensation Information

Please read this the CD&A as you consider our say on pay resolution, which is Item 3 - Advisory Vote on Executive Compensation. The CD&A contains important information that may inform your voting decision and we believe supports voting in favor of our say on pay resolution.

Section 1 – Executive Summary

Compensation Program Highlights

Our say on pay resolution at last year’s annual meeting received a favorable vote from more than 97% of the shares voted. Our Compensation Committee considered the results of the vote in making compensation decisions. Our 2019 compensation program retained the same governance and elements of components as in 2018 as described below and in our Proxy Summary above.

CORPORATE GOVERNANCE	•	Compensation Committee comprised of independent directors that reviews and approves executive compensation
	•	Annual review of Company-wide incentive plans, including risk assessment, by the Compensation Committee
	•	Compensation Committee engages its own independent advisors and consultants
	•	Annual governance and compensation focused shareholder outreach program

ANNUAL CASH INCENTIVES	•	OEPS targets based on advancing strategic initiatives including operational excellence and reduction of non-interest expense, continued balanced loan and deposit growth and excellent credit quality
	•	OEPS targets include "circuit breaker" with no OEPS incentive paid if OEPS fell below $1.37, up from $1.16 in 2018 and $1.02 in 2017
•
Four strategic components, each including a "circuit breaker" and totaling 20% of the target incentive opportunity for each named executive officer, tied to growth in fee revenue, commercial and corporate relationships and new core deposit account generation, and advancing the Human Digital strategy with growth in customers enrolled in the Umpqua Go-To application

	•	Clawbacks in all plans

EQUITY COMPENSATION	•	At least 60% of awards to executive officers, and 100% of awards to CEO, based on objective performance metrics
		o	Performance-based award metrics of TSR and ROATCE relative to peer groups over a three-year performance period
		o	Time-based awards vest ratably over three years
	•	Double-trigger for acceleration of vesting in connection with a change-in-control
	•	Dividends on unvested restricted stock and performance share awards are paid only upon vesting
	•	Performance-based vesting awards include “circuit breaker”
	•	All equity awards are subject to clawback provisions
	•	75% of net equity awards must be retained by executive officers until retirement or separation from service
	•	Equity incentive plan features:
		o	shareholder approval required to re-price stock options or replace or cash-out underwater options
		o	minimum one-year vesting period for stock awards to employees

SOUND COMPENSATION PRACTICES	•
Stock ownership policy that requires minimum ownership as a multiple of annual base salary (4.0x for CEO, 2.0x for President/Senior EVP and 1.5x for other executive officers) or of director compensation (4.0x)

	•	No hedging or pledging of Company stock
	•	Employment agreements with double trigger change-in-control benefits
	•	No guaranteed bonuses other than in connection with recruitment of new hires, which include a payback requirement
	•	No income tax gross-ups except for executive relocation expenses
	•	Company policy continues to prohibit purely personal use of the Company’s leased aircraft

Key Compensation Decisions
The components of compensation and our compensation philosophy have not materially changed over the past five years; we remain focused on meaningful performance-based compensation and competitive base salaries, with 100% of our CEO’s long-term and short-term (annual) incentives based on Company performance.
Each year our independent Compensation Committee engages in extensive executive compensation discussions in multiple meetings. The Committee meets with its independent consultant to review best practices and receive a competitive assessment of executive officer compensation compared to peers. The Committee reviews total compensation and approves each of the elements of executive officer compensation, and reviews whether compensation programs and practices carry undue risk.
Our decisions for 2019 compensation reflect our 2018 and 2019 financial results, which are detailed in the Proxy Summary section above. Management’s focus has been on growth and positioning the Company for the long term by executing on Umpqua Next Gen and our Human + Digital strategy and related goals outlined by CEO O’Haver in October 2017. In 2019, we advanced Umpqua Next Gen, which we believe will deliver long-term value to shareholders.
Key compensation decisions for 2019 included:

•	The annual incentive plan for our CEO included two components--OEPS (80% of target opportunity) and strategic initiatives (20% of target opportunity), and the plan for our other named executive officers included three components--OEPS (60% of target opportunity), strategic initiatives (20% of target opportunity) and individual goals (20% of target opportunity)
	o	Payouts ranged from 78% to 83% of target
	o	The Company achieved OEPS of $1.54, resulting in a 75% payout in the OEPS component

	o	The strategic component tied to four Umpqua Next Gen initiatives:
♦ enrollment of customers in the Umpqua Go-To application (8%)--achieved 125% payout
♦ fee revenue growth (4%)--achieved 50% payout
♦ increased commercial and corporate relationships (4%)--achieved 100% payout
♦ core deposit account generation (4%)--achieved 50% payout
	o	Named executive officers with an individual goal-based component achieved 100-115% payout
•	We promoted Mr. Nixon to Senior Executive Vice President and Chief Banking Officer in 2018 and established his 2019 salary based on his performance in that expanded role
•	Mr. Shotwell received a restricted stock award in July 2019 based on the advancement and completion of key enterprise risk initiatives
•	Performance-based equity awards issued in 2019 have the same metrics as in 2018:
	o	50% on TSR relative to the KRX Regional Bank Index (the “KRX Index”)
	o	50% on ROATCE relative to the same peer group used to perform the Compensation Committee’s annual executive compensation competitive assessment
•	A majority of the equity awards issued to named executive officers in 2019 include performance-based vesting conditions:
	o	CEO awards 100% performance-based
	o	Other named executive officer awards 60% performance-based and 40% time-based
	o	Our executive compensation philosophy requires at least 50% of awards include performance-based vesting conditions

Section 2 – Performance and Pay

We maintain a strong pay for performance philosophy that links executive compensation to achieving the operating and financial goals set by the Board. In order to promote the development of our business on a range of measures, our annual incentive plan goals differ from our long-term incentive goals. Our annual incentive plans are based primarily upon OEPS targets; our long-term performance-based equity grants are tied to relative TSR and to relative ROATCE compared to peers.

Our OEPS targets are set by the Compensation Committee based on the Company’s budget, which includes growth and expense targets that align with our strategic initiatives. The Compensation Committee Chair serves on the Board’s Finance and Capital Committee, which reviews and recommends the Company’s budget. Our executives play a major role in achieving OEPS performance against those targets, but they have less direct influence over our stock price. We believe that increasing OEPS and deploying excess capital will, over time, result in an increase in the Company’s stock price.

The following are historic achievement levels of the OEPS component of annual incentive compensation:

Year	OEPS for 75% Payout	OEPS for 100% Payout	OEPS (fully diluted)	% payout of OEPS Component
2015	$1.10-$1.199	$1.20-$1.299	$1.15	75%
2016	$1.02-$1.119	$1.12-$1.219	$1.19	100%
2017	$1.10-$1.179	$1.18-$1.259	$1.26	100%
2018	$1.31-$1.409	$1.41-$1.489	$1.51	125%

The TSR-based equity awards are measured comparing the Company’s TSR to the KRX Index, an index of regional bank stocks compiled by Keefe, Bruyette and Woods, Inc., an investment bank with expertise in the financial services sector. The KRX Index is comprised of approximately 50 regional bank / bank holding company stocks, including Umpqua and 18 of the 19 institutions included in the peer group utilized by our Compensation Committee, ranging in size from approximately $7.9 to $50.6 billion in assets as of December 31, 2019. We believe the use of TSR directly links executive compensation to the returns realized by our shareholders, and that a measure based on return on equity links executive compensation to the creation of long-term value for shareholders, with the combination of metrics ensuring that our awards are not advantaged or penalized by general market conditions.

The following are the historic vesting levels of the three-year performance-based equity awards granted in the years indicated:

Year of PSA Grant	Year Vested	Vesting Percentage
2012 (TSR-based)	2015	100.0%
2013 (TSR-based)	2016	88.4%
2014 (TSR-based)	2017	47.6%
2015 (TSR-based)	2018	82.6%

The following chart illustrates the connection between our CEO’s Realized Compensation, Realizable Compensation, and the Actual Value (defined below) of CEO compensation for the years 2015 through 2019 and Umpqua’s TSR over the period from the years ended December 31, 2015 through December 31, 2019. Compensation amounts for 2015 and 2016 represent the prior CEO’s compensation and compensation amounts for 2017 through 2019 represent current CEO O’Haver’s compensation. The compensation values shown below do not necessarily correspond to, and are not a substitute for, the amounts disclosed in the Summary Compensation Table and supplemental tables.

Realized Compensation includes salary, bonus, non-equity incentive compensation, and “all other compensation”, as reported in the Summary Compensation table. It also includes the value of options and awards recognized as disclosed in the Option Exercises and Stock Vested table. The Company believes Realized Compensation better measures compensation for the current annual period as compared to the Summary Compensation table which includes the accounting value of awards and options issued in the period, but which may or may not be realized in the future.

Realizable Compensation includes Realized Compensation and the unrealized value of outstanding in-the-money options and unvested stock awards held as of the measurement date based on the closing price of the Company stock at year-end. As the unrealized value may or may not be realized in the future, and may be realized in various future annual periods, the Company believes Value of Compensation is a better measure of compensation for an annual period.

Value of Compensation includes Realized Compensation and the change in the unrealized value of outstanding in-the-money options and stock awards used in the Realizable Compensation value during the year. The Company believes Value of Compensation provides the economic value of compensation to the executive for each period.
The following graph shows Umpqua’s total shareholder return compared with the KRX total return index over the past five years.

	Period Ending
Index	12/31/14	12/31/15	12/31/16	12/31/17	12/31/18	12/31/19
Umpqua Holdings Corporation	100.00	96.96	119.16	136.76	108.94	127.45
KRX (KBW Regional Bank Index)	100.00	105.99	147.46	150.13	123.87	153.43

The following graph compares Umpqua’s total shareholder return to the KRX total return over one, three, five and ten-year periods.

Section 3 – Compensation Process and Decisions for 2019

Roles and Responsibilities of the Compensation Committee
The Compensation Committee carries out the Board’s overall responsibilities with respect to executive compensation, director compensation and review of the CEO’s performance with respect to his long-term and annual incentive plans. The Board reviews the CEO’s performance with respect to the Company’s financial performance and strategic plan. The CEO is not present during discussions regarding his compensation. The Committee also oversees administration of the Company’s employee benefit plans, including the Umpqua Bank 401(k) and Profit Sharing Plan and Supplemental Retirement / Deferred Compensation Plan. All Committee members are required to meet the NASDAQ and SEC independence and experience requirements.

The Compensation Committee operates under a written charter, which is posted on our website at
https://www.umpquabank.com/investor-relations. The Committee annually reviews its charter and recommends changes to the Board. The Committee Chair sets the Committee’s meeting agenda and calendar. As authorized by its charter, the Committee routinely hires independent advisors and consultants for advice on compensation matters.

Identification of Named Executive Officers
For 2019, our “named executive officers,” as defined in Item 402 of Regulation S-K, were:

Name	Title	Designation
Cort O’Haver	President and Chief Executive Officer	Principal Executive Officer
Ron Farnsworth	Executive Vice President/Chief Financial Officer	Principal Financial Officer
Rilla Delorier	Executive Vice President/Chief Strategy Officer
Tory Nixon	Senior Executive Vice President/Chief Banking Officer
David Shotwell	Executive Vice President/Chief Risk Officer

Role of the Chief Executive Officer
Our CEO is actively engaged in recommending the compensation of our other named executive officers. At the end of each fiscal year, he reviews with the Compensation Committee the performance of each executive officer and recommends the level of base salary, incentive compensation and equity awards. The Committee reviews those recommendations and compares them with market information to ensure that executive compensation is competitive, and that the CEO is exercising appropriate discretion. The Committee reviews, and ratifies or approves, all components of the compensation for executive officers covered by NASDAQ requirements, including salary, annual incentives and long-term incentive compensation.

Our Chief People Officer works with our CEO, Compensation Committee, business unit executives, General Counsel and, as appropriate, outside counsel and consultants to recommend and design the overall structure of the Company’s incentive and benefit plans.

Role of the Compensation Consultant/Evaluation of Independence
The Compensation Committee reviews information provided by recognized, independent compensation consultants including survey or “benchmarking” data, peer group recommendations and plan design suggestions. The Committee uses this information to understand prevailing market practices and aggregate, as well as component, compensation packages provided by financial services companies similar to Umpqua in size and scope. The Committee considers this advice along with Company performance, individual performance and internal pay equity when making compensation decisions.

The Compensation Committee engaged Willis Towers Watson, an independent consulting firm, to review and provide recommendations about components of our executive compensation program. The Committee received a letter from Willis Towers Watson assessing that firm’s independence and the Committee made its own assessment of the independence of Willis Towers Watson pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Willis Towers Watson from independently advising the Committee.

Executive Compensation Philosophy

The Company has adopted the following written statement of its executive compensation philosophy, which is reviewed annually by the Compensation Committee:

Decisions regarding executives’ total compensation program design, as well as individual pay decisions, will be made in the context of this Executive Compensation Philosophy and our ability to pay, as defined by our financial success. We designed Umpqua’s executive compensation to recognize superior operating performance thereby maximizing shareholder value, and to attract, motivate and retain the high performing executive team critical to our Company’s success. Our executive compensation philosophy is: we pay competitive base salaries and we incentivize and strongly reward performance.

Objectives – Umpqua Bank is committed to providing competitive compensation opportunities based on performance to our executives who collectively have the responsibility for making our Company successful. Within that context, our prime objectives are to:
•Attract and retain highly qualified executives that portray our Company culture and values.
•Motivate executives to provide excellent leadership and achieve Company goals.
•Provide substantial performance-related incentive compensation that is aligned to our business strategy and directly tied to meeting specific business objectives and avoiding unnecessary and excessive risks that threaten the value of the Company.
•Strongly link the interests of executives to the value derived by our shareholders from owning Company stock.
•Connect the interests of our executives, our employees, and our shareholders and other stakeholders.
•Be fair, ethical, transparent and accountable in setting and disclosing executive compensation.

Components of Compensation
Base Salary – Base pay opportunities should be fully competitive with other relevant organizations within the markets in which we compete. Individual salary determinations involve consideration of qualifications, performance, behaviors, leadership and culture.
Short-Term Incentives – Consistent with competitive practices, executives should have a significant portion of their targeted annual total cash compensation at risk, contingent upon the Company meeting its strategic goals, including profitability targets, achievement of personal goals, and appropriate risk management including regulatory compliance.
Long-Term Incentives – Executives who are critical to our long-term success should participate in long-term incentive opportunities. At least 50% of equity awards should be “performance-based,” to link a significant portion of total compensation to shareholder value.
Executive Benefits – We offer benefit programs, such as health insurance, 401(k) plan, vacation, and life insurance, similar to the programs that are offered to our employees.

Plan Design and Objectives

The following table shows the characteristics of each type of compensation that we paid in 2019:

Compensation Element	Fixed or At Risk	Annual or Long Term	Cash or Equity	Primary Purpose
Base Salary	Fixed	Annual	Cash	Provide fixed cash compensation based on experience, skills, responsibilities and competitive pay levels.

Encourages Executive To
Annual Incentive / Performance Compensation Award	At Risk	Annual	Cash	Maximize operating earnings per share and achieve satisfactory regulatory examination ratings.
Restricted Stock Awards with time-based vesting	At Risk	Long Term	Equity	Act in the best interests of shareholders by aligning interests over the long term and as a retention device to continue to work for the Company.
Performance Share Awards	At Risk	Long Term	Equity	Generate a total shareholder return that exceeds a regional bank stock index and a return on tangible common equity that exceeds the Compensation Committee selected peer group. Act in the best interests of shareholders by aligning interests over the long term and as a retention device to continue to work for the Company.

The following table shows the ratio that each type of compensation bears to total compensation earned by the named executive officers in 2019. Total annual compensation consists of base salary received (fixed), annual incentives paid for 2019 (at risk) and value of equity awards granted in 2019 (at risk). Total compensation consists of total annual compensation and “all other compensation” from the Summary Compensation Table; equity compensation consists of the value of restricted stock and performance share awards, as calculated in the Summary Compensation Table.

	% of Total Annual Compensation that was		% of Total Compensation paid in
Executive Officer	Fixed	At Risk	Cash	Equity
Cort O’Haver	27%	73%	47%	53%
Ron Farnsworth	35%	65%	59%	41%
Rilla Delorier	35%	65%	59%	41%
Tory Nixon	34%	66%	57%	43%
David Shotwell	33%	67%	53%	47%

Base Salary
The purpose of base salary is to create a secure base of cash compensation for executives that is competitive with the market. Executive salary increases do not follow a preset schedule or formula; however, the following are considered when determining appropriate salary levels and increases:
•the individual’s current and sustained performance results and the methods utilized to achieve those results;
•non-financial performance indicators, to include strategic developments for which an executive has responsibility (such as product development, expansion of markets, increase in organic loan or deposit growth and acquisitions) and managerial performance (such as service quality, sales objectives and regulatory compliance);
•the Company’s financial performance; and
•peer data through competitive assessment reports.

Individual and Company Performance
A significant component of compensation is related to performance. We believe that an executive’s compensation should be tied to how well the individual executive, the executive’s team and the Company perform against both financial and non-financial goals and objectives. The Board annually establishes the OEPS financial goals for the incentive compensation program and executives other than the CEO often have goals tied to business unit performance to the Board approved budget. Non-financial goals have included satisfactory performance on all internal and external regulatory exams and audits and completion of key business unit initiatives.

Short-Term and Long-Term Incentives
Incentive compensation balances short- and long-term performance. We try to focus all senior managers on achieving strong short-term or annual results in a manner that will ensure the Company’s long-term viability and success. Therefore, to reinforce the importance of balancing these perspectives, senior management is regularly provided with both annual and long-term incentives. Participation in long-term incentive programs increases with higher levels of responsibility, as employees in these leadership roles have the greatest influence on the Company’s strategic direction and results over time.

Annual Incentives
The purpose of annual incentive plans is to provide cash compensation on an annual basis that is at risk and contingent on the achievement of annual business and operating objectives, as well as individual goals and business unit objectives.

At the beginning of each year, we adopt an annual incentive plan that provides for cash incentive compensation to be awarded to our CEO and our other named executive officers upon achievement of the Company’s operating earnings and the other goals or initiatives set by the Board, as well individual goals for named executive officers other than the CEO.

Each executive is assigned a target incentive, which is a percentage of base salary. The overall target incentive is set annually by the Compensation Committee based on market comparables for similar positions, total compensation and internal groupings of executives. The Committee also assigns a maximum incentive above the target incentive, and the minimum performance required to receive a payout. Achievement of the target incentive is based on the success of the Company and the individual executive in certain performance areas, as more particularly discussed in the section titled 2019 Executive Compensation Decisions.

The Compensation Committee and the Board have selected OEPS as the key annual financial performance measurement for the following reasons:
•earnings per share (“EPS”) is the single most important indicator of profitability, which measures earnings allocable to each outstanding share of common stock;
•EPS aligns the interests of executive officers with shareholders; and
•OEPS eliminates certain income and expense items as described below.
We use OEPS, which is an internally calculated metric, because we believe it is useful in assessing Company performance. OEPS is a non-GAAP financial measure. When calculating OEPS, we exclude the following income and expense items due to their one-time nature or relationship to market externalities:
•gains or losses on our junior subordinated debentures carried at fair value resulting from changes in interest rates and the estimated market credit risk adjusted spread that do not directly correlate with the Company’s operating performance;
•expenses that are related to the completion and integration of mergers and acquisitions or related to exit or disposal costs of certain business activities;
•gains or losses from the change in fair value of the Company’s mortgage servicing rights;
•gains or losses from the change in fair value of swap derivatives; and
•net gains or losses on investment securities.
Historically, when relevant, we have also excluded:
•one-time bargain purchase gains on certain FDIC-assisted acquisitions that are not reflective of Umpqua’s on-going earnings power; and
•exit or disposal costs and other charges related to business combinations such as goodwill impairment charges or bargain purchase gains.
All of these items are excluded net of their tax impact. We calculate operating earnings (loss) per diluted share by dividing operating earnings by the same diluted share total used in determining diluted earnings per common share.

The following reconciles our reported $1.60 per diluted share for 2019 to our $1.54 operating earnings per share:

OEPS	$1.54
Net Gain on Sale of Debt Securities and Equity Securities	0.259
Mortgage Servicing Rights Fair Value Loss	(0.152)
Fair Value Loss of Swap Derivative	(0.020)
Exit and Disposal Costs	(0.023)
GAAP EPS	$1.60

For 2019, the Compensation Committee included four components, totaling 20% of target annual incentive for each of the named executive officers, to advancement of strategic initiatives described below. The remaining 20% of target annual incentive for named executive officers other than the CEO is tied to individual goal achievement based on goals approved by the CEO and reviewed by the CEO as part of the annual performance review process.

The Board believes that regulatory compliance is critical to the success of the Company and in prior years allocated a portion of executive officers’ target annual incentives to maintaining satisfactory or better regulatory compliance. For 2019, instead of a regulatory component, each of our incentive plans included a risk modifier, providing for potential reduction or elimination of incentive pay if participants failed to maintain satisfactory regulatory compliance or failed to demonstrate appropriate risk management practices.

The annual incentive plan for each named executive officer also includes a “negative discretion” component that allows the Compensation Committee to consider significant one-time events that might affect, for example, earnings per share, and reduce the award that would otherwise be suggested by rigid computation of the formula in the plan.

The annual incentive plans of all named executive officers include "clawback" provisions that require the executive to repay to the Company any incentives awarded based on earnings per share for a particular period if it is later determined that the earnings per share were materially inaccurate.

Long-Term Incentive Compensation
Under the shareholder-approved 2013 Incentive Plan, the Company may award stock options, stock appreciation rights, restricted share awards (“RSAs”), restricted stock units (“RSUs”), performance share awards (“PSAs”), and performance compensation awards. The Compensation Committee has historically awarded PSAs with a relative performance metric as a majority of the long-term incentive compensation to focus executives on advancing long-term strategies that we believe will create value for shareholders, increase the Company’s stock price and return capital to shareholders. As a retention device and an important competitive component of compensation, the Committee has also granted a portion of annual equity awards as time-vested RSAs to executive officers other than the CEO. The Committee has used only performance-based equity awards under the 2013 Incentive Plan for the CEO's long-term incentive compensation.
In 2019, the Committee maintained the same mix of time and performance-based awards and continued to use two performance metrics for PSAs—ROATCE relative to the same peer group used by the Committee to conduct its annual competitive assessment of executive compensation and TSR compared to the KRX. The Committee awarded PSAs on the same terms as the CEO's and RSAs under the 2013 Incentive Plan to the other named executive officers.

The 2019 PSAs to executive officers based on TSR performance (50% of the PSAs) were subject to the following vesting conditions:

Umpqua’s 3-Year TSR Performance to Peer Group	Vesting
Lower than 60%	0%
60%	25%
between 60% and 100%	*
100% (Umpqua’s TSR Performance equals or exceeds the KRXTR Performance)	100%
Above 100%	**

*	When TSR Performance is between 60% and 100% relative to peers, such results will be interpolated on a straight-line basis to determine the applicable Vesting Percentage. For example, 80% TSR Performance represents the midpoint of TSR Performance and would result in the midpoint of the Vesting Percentage (62.5%).
**	When TSR Performance is between 100% and 150% relative to peers, the Vesting Percentage is equal to the applicable TSR Performance. If TSR or ROATCE Performance exceeds 150%, the applicable Vesting Percentage is the maximum of 150%.

The 2019 PSAs to executive officers based on ROATCE performance (50% of the PSAs) were subject to the following vesting conditions:

Umpqua’s 3-Year ROATCE Performance to Peer Group	Vesting
Lower than 60%	0%
60%	25%
between 60% and 100%	*
100% (Umpqua’s ROATCE performance equals or exceeds the peer group performance)	100%
Above 100%	**

*	When ROATCE Performance is between 60% and 100% relative to peers, such results will be interpolated on a straight-line basis to determine the applicable Vesting Percentage. For example, 80% ROATCE Performance represents the midpoint of ROATCE Performance and would result in the midpoint of the Vesting Percentage (62.5%).
**	When ROATCE Performance is between 100% and 150% relative to peers, the Vesting Percentage is equal to the applicable ROATCE Performance. If ROATCE Performance exceeds 150%, the applicable Vesting Percentage is the maximum of 150%.

Our multi-year vesting schedules are designed to retain executives, and more closely align the interests of our executive officers and our shareholders. We believe that determining vesting performance between the thresholds by straight-line interpolation avoids encouraging imprudent risk-taking through artificial cliffs in the design of the PSAs.

The mix of equity awards made in 2019 was:

Name	Time Vested RSAs	Performance Share Awards
O’Haver	0%	100%
Farnsworth	40%	60%
Delorier	40%	60%
Nixon	40%	60%
Shotwell	40%	60%

Other Annual Compensation - Benefits and Perquisites

We provide benefit programs to executive officers and to other employees. The following table identifies the benefit plans and identifies those employees who may be eligible to participate:

Benefit Plan	Named Executive Officers	Other Executive Officers, Certain Managers and Key Contributors	Full Time Employees
401(k) Plan	•	•	•
Group Medical/Dental/Vision	•	•	•
Group Life and Disability	•	•	•
Annual Cash Incentive Plan	•	•
Severance	•	•	•
Change in Control	•	•
Supplemental Retirement	•	•
Deferred Compensation Plan (1)	•	•
(1)In connection with acquisitions, the Company has assumed deferred compensation plans that benefit past and present employees. In 2008, the Company adopted a non-qualified deferred compensation and supplemental retirement plan that allows a limited group of eligible officers to make payroll deferrals to a deferred compensation account and to elect a deferred distribution date and allows the Company to make discretionary contributions.

The Company provides modest perquisites to named executive officers, which are common in the financial services industry and help the Company attract and retain key executives. Some perquisites are intended to serve an Umpqua business purpose, but it is understood that some may be used for personal reasons as well. Our perquisites are disclosed in the Summary Compensation Table and itemized in a supplemental table in the footnotes.

Umpqua has adopted a policy that governs use of the aircraft leased by the Company. That policy generally provides that the CEO or CFO must approve any use of this aircraft and it prohibits any purely personal use, regardless of whether the officer reimburses the Company for that use. If the officer is accompanied on a business trip by a spouse or other guest, the officer must reimburse the Company for the spouse or guest’s use of the aircraft in accordance with the Standard Industry Fare Level formula. If the officer’s spouse accompanies the officer on the aircraft for the purpose of participating in business functions, that use is not deemed to be personal use.

Stock Ownership and Retention Policies
We believe that key executives should have a significant stake in the performance of the Company’s stock, to align their decisions with creating shareholder value and to minimize negative market perceptions caused by excessive insider sales of Company shares. Our Statement of Governance Principles (posted on our website) requires directors and executive officers to accumulate a meaningful position in Company shares. Our stock ownership requirement for outside directors and executive officers is tied to a multiple of director compensation for directors and a multiple of base salary for the executive officers, as noted below:

Position	Minimum Ownership (multiple of annual base salary)
CEO	4.0
President/Senior EVP	2.0
Other EVPs	1.5
Directors	Minimum Ownership (multiple of annual director compensation)
Outside Director	4.0

Under this policy, share ownership is determined from the totals on Table 1 of SEC Form 4, which includes unvested RSAs and PSAs, and shares in which beneficial ownership is disclaimed, but excludes outstanding stock options and RSUs. Compliance with share ownership guidelines is reviewed annually by the Nominating and Governance Committee. This minimum ownership must be achieved within five years after the officer or director takes office. As of December 31, 2019, all directors and executive officers satisfied these requirements or had not yet served for five years.

In addition, named executive officers must retain a substantial portion of the equity awards granted by the Company. A named executive officer must retain 75% of the following awards until the officer retires:
•Gains from option exercises (shares remaining after payment of the exercise price and taxes);
•Vested RSAs and PSAs (net of tax withholdings); and
•Shares issued in payment of RSUs (net of tax withholdings).

Exceptions to this holding requirement may be granted only by the Compensation Committee based upon bona fide personal financial need or family hardship, including divorce or death of a spouse.

Directors and executive officers may sell no more than 15,000 shares per calendar year unless he or she obtains authorization in a hardship situation from the Compensation Committee. A director or officer may, however, sell shares to cover the exercise price and estimated taxes associated with an option exercise or RSA vesting. Our policy also prohibits directors and executives from engaging in transactions in which they may profit from short term speculative swings in the market value of Umpqua stock. These prohibited transactions include “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future); “short sales against the box” (selling owned, but not delivered securities); “put” and “call” options (publicly available rights to sell or buy Umpqua shares at a specific price within a specified period of time); and derivative transactions, such as non-recourse loans secured by Company stock.

In 2019, the named executive officers, as a group, acquired 100,146 shares of Company stock through vesting of RSAs or PSAs and exchanged 38,426 shares to pay taxes in connection with vesting.
Equity Compensation Plan Practices
In general, we issue long-term equity incentives to our named executive officers at the following times: (i) upon initial employment with the Company; (ii) in the first quarter of each year, in connection with establishing their long-term incentive compensation component of their compensation; and (iii) in connection with a significant advancement or promotion or a significant change in compensation arrangements.

We only issue stock options when the trading window is open for Section 16 reporters. This way, the stock price at the time of the grant can be reasonably expected to fairly represent the market’s view of our results and prospects. We have never re-priced or back-dated options granted under any of Umpqua’s equity compensation plans. See tables titled Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year-End.

As noted above, we have adopted stock ownership guidelines and a “hold to retirement” policy that restrict the ability of our named executive officers to turn equity grants into cash. However, these restrictions are not reflected in the FASB ASC 718 values attached to those grants.

Severance and Change in Control
The occurrence or potential occurrence of a change in control transaction can create uncertainty regarding the continued employment of our executive officers. These transactions often result in significant organizational changes, particularly at the senior executive level. We believe that change in control benefits eliminate or at least reduce any reluctance of executive officers to actively pursue potential change in control transactions that may be in the best interest of shareholders and are competitive in the industry. Accordingly, we provide such protection for our named executive officers under their respective employment agreements. Our CEO recommends to the Compensation Committee the level of benefit to be provided to an executive, and the Committee considers that recommendation and makes a final decision. We consider these severance protections to be an important part of an executive’s compensation and consistent with similar benefits offered by our competition.

All of our change in control provisions are “double trigger,” such that the benefit is paid only if there is both a change in control transaction and a qualifying termination of employment. In order to encourage certain executive officers to remain employed following a change in control, if the executive continues to work for the acquiring company for more than 12 months after the change in control transaction, the executive receives a reduced retention benefit in lieu of a change in control benefit. As a condition to receiving these severance benefits, the executive must agree not to compete with the Company, or its successor, and not to solicit customers or employees for a period following separation. See table titled Potential Payments Upon Termination or Change in Control.

2019 Executive Compensation Decisions
2019 Base Salary and Annual Incentive Targets Named Executive Officers
The Compensation Committee independently engaged Willis Towers Watson to provide analysis of our peer group. In 2018, after reviewing that peer group and noting the continued significant overlap of the peer group with those used by ISS and Glass Lewis and that 18 of the 19 institutions were included in the KRX Index (the index used to compare company total shareholder return performance for equity awards), the Committee maintained the same peer group from the prior year, which includes banks and bank holding companies with assets ranging from $13.6 to $52.5 billion:

Company Name	Ticker	Company Name	Ticker
Associated Banc-Corp	ASB	Prosperity Bancshares, Inc.	PB
Bank of Hawaii Corporation	BOH	Signature Bank	SBNY
BOK Financial Corporation	BOKF	Synovus Financial Corp.	SNV
Commerce Bancshares, Inc.	CBSH	TCF Financial Corporation	TCF
Cullen/Frost Bankers, Inc.	CFR	Trustmark Corporation	TRMK
East West Bancorp, Inc.	EWBC	UMB Financial Corporation	UMBF
First Horizon National Corporation	FHN	Valley National Bancorp	VLY
Fulton Financial Corporation	FULT	Webster Financial Corporation	WBS
Hancock Whitney Corporation	HWC	Wintrust Financial Corporation	WTFC
Popular, Inc.	BPOP

In setting 2019 base salaries and incentive targets, the Compensation Committee and management referred to and considered the data and recommendations contained in an executive compensation competitive assessment provided by Willis Towers Watson using the peer group. Management prepared a pro forma summary compensation table, which was used by the Committee as comparative tally sheets for review of named executive officer compensation. Total compensation of executive officers was at or near the 50th percentile of the peer group. The Committee recommended a 12% increase in Mr. O’Haver’s salary based on his performance and his total compensation compared to peers, and a 13% increase in Mr. Nixon's salary based on his performance in an expanded role and total compensation compared to peers.
In December 2018 and January 2019, Mr. O’Haver met with the Compensation Committee to review recommendations for the other named executive officers, based on performance evaluations and the Willis Towers Watson competitive assessment data. The Committee approved the base salaries and incentive targets in the table below for the named executive officers.

Name	2019 Base Salary	% increase over salary prior year-end	Target Incentive	% increase over prior year	Target Incentive as a % of Base Salary	Target Cash Compensation (Base plus Incentive)
O'Haver	$950,000	11.76%	$950,000	11.76%	100%	$1,900,000
Farnsworth	$500,000	5.26%	$400,000	5.26%	80%	$900,000
Delorier	$500,000	3.09%	$400,000	3.09%	80%	$900,000
Nixon	$550,000	13.40%	$440,000	13.40%	80%	$990,000
Shotwell	$390,000	2.63%	$273,000	2.63%	70%	$663,000

2019 Incentive Compensation Earned by the Named Executive Officers
The Compensation Committee considered a variety of possible performance areas and determined that the following performance categories would focus the named executive officers on objectives that would benefit the Company and its shareholders:
•corporate financial targets-measured by OEPS
•strategic objectives:
◦enrollment of customers in the Umpqua Go-To application, a key component of our Human + Digital strategy
◦non-mortgage fee revenue growth, reflecting our focus on growing treasury management, commercial card, international banking and other areas of the Bank closely related to our strategic initiatives
◦increased commercial and corporate relationships
◦improved new core deposit account generation
•individual goals for executives other than the CEO tied to business unit budgeted profitability or expense and business unit initiatives.
The Compensation Committee uses predominantly objective elements for annual incentive plans for named executive officers to eliminate any perception that it could exercise positive discretion with respect to any named executive officer’s annual incentive plan. The CEO reports individual executive performance, which includes subjective assessments, to the Compensation Committee. The Compensation Committee also retains the discretion to apply “negative discretion” to reduce awards.

OEPS targets are set by the Board based upon the Finance and Capital Committee’s budget recommendation. The Compensation Committee Chair served on the Finance and Capital Committee and all members of the Compensation Committee participate in the Board budget approval. The Company does not offer guidance on our OEPS, earnings per share or growth rate targets, and we regard these internal targets as confidential. However, we provide the Company-wide OEPS target on a historical basis. The OEPS target for 100% payout of the financial component is intended to be challenging but achievable, tied to completion of strategic initiatives and requiring year-over-year growth or increases in value. The potential payout ranges for 2019 ranged from 0% to 150% of base salary.

Year	OEPS for 75% Payout	OEPS for 100% Payout	OEPS (fully diluted)	% payout of OEPS Component
2019	$1.48-$1.579	$1.58-$1.659	$1.54	75%

In January 2020, the Compensation Committee reviewed 2019 OEPS and strategic initiative results against the incentive plans for each of the named executive officers, and discussed with the CEO any potential risk modifiers. The Committee determined that the Company’s OEPS for 2019 fell below the target range. The Committee also determined that the named executive officers earned 50-125% payout of the strategic goal. The Committee determined not to exercise its negative discretion with respect to any named executive officer.

The 2019 incentive compensation awarded to each named executive officer (with the percentage indicating percent of overall target incentive opportunity for the specific metric), was:

Name	OEPS	%	Strategic	%	Individual Goals	%
O’Haver	$570,000	80%	$171,000	20%	N/A	0%
Farnsworth	$180,000	60%	$72,000	20%	$80,000	20%
Delorier	$180,000	60%	$72,000	20%	$80,000	20%
Nixon	$198,000	60%	$79,200	20%	$88,000	20%
Shotwell	$122,850	60%	$49,140	20%	$62,790	20%

The 2019 incentive compensation tied to strategic initiative goals and awarded to each named executive officer (with the percentage indicating percent of overall incentive target opportunity for the specific metric), was:

Name	Commercial and Corporate	%	New Account Generation	%	Fee Revenue	%	Digital	%
O’Haver	$38,000	4%	$19,000	4%	$19,000	4%	$95,000	8%
Farnsworth	$16,000	4%	$8,000	4%	$8,000	4%	$40,000	8%
Delorier	$16,000	4%	$8,000	4%	$8,000	4%	$40,000	8%
Nixon	$17,600	4%	$8,800	4%	$8,800	4%	$44,000	8%
Shotwell	$10,920	4%	$5,460	4%	$5,460	4%	$27,300	8%

The total 2019 incentive compensation paid to each named executive officer was:

Name	Total Paid	Target	Total as a % of Target
O’Haver	$741,000	$950,000	78%
Farnsworth	$332,000	$400,000	83%
Delorier	$332,000	$400,000	83%
Nixon	$365,200	$440,000	83%
Shotwell	$226,563	$273,000	83%

The Compensation Committee also reviewed the objective components of the annual performance reviews of the other named executive officers. In determining whether to exercise negative discretion with respect to any of those officers, Mr. O’Haver presented his evaluation of the performance of each of the other named executive officers and recommended the 2019 annual cash incentives to be paid to each executive officer. The Committee places significant weight on the CEO’s incentive award recommendations, but the Committee independently reviewed and approved those recommendations.

2019 Long Term Incentive Compensation
In January 2019, the Compensation Committee approved an award to Mr. O’Haver of 106,144 PSAs with an accounting value at grant of $1,892,548. After reviewing competitive data for equity awards to and total compensation of the CEO position, the Committee determined that the aggregate equity awards to the CEO should be valued at not less than his base salary and target cash incentive.

To provide a mix of performance awards for shareholder alignment and time vested awards for retention purposes, the other named executive officers received awards allocated 60% to performance-based vesting and 40% to time vesting. The Committee approved the CEO’s recommendations with respect to the equity awards.

All of the performance-vested shares condition vesting on the Company’s TSR performance compared to the KRX total return index (50%) and the Company’s ROATCE performance compared to the Compensation Committee selected peer group (50%). The performance vesting conditions are the same for all named executive officers. See Long Term Incentive Compensation, above. The Committee also confirmed the satisfaction of vesting conditions of TSR-based awards originally granted in 2016 as follows:

Year of PSA Grant	Year Vested	Vesting Percentage
2016 (ROATCE-based)	2019	107.1%
2016 (TSR-based)	2019	88.8%

Internal Pay Equity
In January 2019, the Compensation Committee considered internal pay equity when it reviewed the total compensation paid to the CEO, as compared to the other named executive officers and the CEO’s other direct reports. Based on its review, the Committee was satisfied that the comparative relationship between the compensation of the CEO and Umpqua’s other named executives is appropriate.

Section 4 – Other Compensation Information

Role of Tax and Regulatory Requirements
Section 162(m) of the Internal Revenue Code generally places a $1 million limit on the amount of compensation a company can deduct in any one year for certain executive officers. Prior to the passage of the Tax Cuts and Jobs Act in December 2017, compensation that qualified as performance-based, as defined in the Code, was not subject to the deductibility limits. The annual cash incentive opportunities and performance-based equity awards to our executive officers were primarily designed to be exempt from the deduction limitation of Section 162(m) because they were paid based on the achievement of pre-determined performance goals established by the Compensation Committee pursuant to our shareholder-approved incentive plan. With the repeal of the Section 162(m)’s performance-based compensation rule with the Tax Cuts and Jobs Act, effective for taxable years beginning after December 31, 2017, compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible for tax purposes.

The employment agreements with our named executive officers provide that if the severance and change in control benefits payable to the executive would constitute an “excess parachute payment” as defined in Section 280G of the Code, such benefit payments shall be reduced to the largest amount that will result in no portion of benefit payments being subject to the excise tax imposed by Section 4999 of the Code.

Those agreements also provide that if any benefit thereunder is subject to Section 409A of the Code and the executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, commencement of payment of the benefit shall be delayed for six months following the executive’s termination of employment.

The agreements with our named executive officers also provide that Umpqua shall not pay any benefit to the extent that such payment would be prohibited by the provisions of Part 359 of the regulations of the Federal Deposit Insurance Corporation, as the same may be amended from time to time.

Review of Risk Associated with Compensation Plans
The Company develops and implements compensation plans that provide strategic direction to the participant and engages them in the Company's success, which contributes to shareholder value. We believe our approach to goal setting, establishing targets with payouts at multiple levels of performance, evaluation of performance results and negative discretion in the payout of incentives help to mitigate excessive risk-taking that could harm company value or reward poor judgment by our executives.

Compensation policies and practices are determined by reviewing compensation analyses including industry/market benchmarking reports to determine competitive pay packages. The Company's variable pay programs are designed to reward outstanding individual and team performance while mitigating risk taking behavior that might affect financial results.

Performance incentive rewards for all plans continue to be focused on results that possibly impact earnings, profitability, credit quality, reasonable loan growth, deposit growth, sound investment advice, superior customer service, sound operations and compliance, sustainable culture, and leadership excellence.

Incentive plans, which are reviewed and revised on an annual basis, have defined terms and conditions which enable the Company to adjust the final scoring and payment of the plan, including adjustments that may only become apparent upon an after the fact review. In addition, some incentive plans may have specific and defined holdbacks and modifiers enabling adjustments at the time of payout.

Generally, there is more oversight of plans that have a higher degree of risk, larger payouts, and those plans that could have the greatest negative impact on the Company's safety and soundness, such as plans for Commercial, Retail, Mortgage and Umpqua Investments. The more risk associated with the incentive plan the more review and approval hurdles must be crossed before payment is made.

In January 2019, the Compensation Committee met with executive officers of the Company to review the incentive compensation plans and concluded that, based on the controls described above and elsewhere in this proxy statement, those plans do not present risks that are reasonably likely to have a material adverse effect on the Company.

When evaluating risk, the Compensation Committee noted that OEPS, which are based directly on audited numbers, are the primary financial component of annual incentive compensation. In this environment, operating costs and the net interest margin are the primary drivers of OEPS. The Committee and the Board, as a whole, receive regular reports about OEPS and the steps taken by management to address operating efficiencies, deposit prices and loan yields. The degree of oversight devoted to OEPS is a strong risk control.

In addition, the Company has adopted compensation practices, as discussed in this proxy statement, that discourage excessive or unnecessary risk-taking, such as:
•prohibiting the re-pricing of stock options;
•requiring executives to acquire and hold substantial ownership positions in company stock;
•implementing “clawback” provisions in incentive plans; and
•adopting a “hold to retirement” policy with respect to 75% of the net gains from equity awards.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K.

Based on the foregoing review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s annual report on Form 10-K for the year ended December 31, 2019.

Submitted by the Compensation Committee:
Luis Machuca (Chair)
Maria Pope
John Schultz
Bryan Timm
Anddria Varnado

COMPENSATION TABLES

Summary Compensation Table

The following table summarizes the total compensation awarded to, paid to or earned by the named executive officers for the fiscal year ended December 31, 2019.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
(a)	(b)	(c)(1)	(d)(2)	(e)(3)	(f)	(g)(4)	(h)	(i)(5)	(j)
O'Haver, Cort President and CEO	2019	$950,000	—	$1,892,548	—	$741,000	—	$21,298	$3,604,846
	2018	$850,000	—	$1,684,455	—	$998,750	—	$18,309	$3,551,514
	2017	$750,000	—	$1,561,760	—	$750,000	—	$132,087	$3,193,847
Farnsworth, Ron EVP/CFO	2019	$500,000	—	$598,547	—	$332,000	—	$15,899	$1,446,446
	2018	$475,000	—	$596,719	—	$449,350	—	$14,160	$1,535,229
	2017	$450,000	—	$728,200	—	$361,080	—	$79,575	$1,618,855
Delorier, Rilla EVP/Chief Strategy Officer	2019	$500,000	—	$598,547	—	$332,000	—	$18,389	$1,448,936
	2018	$485,000	—	$447,561	—	$456,482	—	$29,100	$1,418,143
	2017	$352,869	$250,000	$470,965	—	$347,648	—	$154,978	$1,576,460
Nixon, Tory Sr EVP/Chief Banking Officer	2019	$550,000	—	$698,320	—	$365,200	—	$22,043	$1,635,563
	2018	$485,000	—	$700,515	—	$455,900	—	$17,320	$1,658,735
	2017	$460,000	—	$455,500	—	$329,728	—	$47,668	$1,292,896
Shotwell, David EVP/Chief Risk Officer	2019	$390,000	—	$566,519	—	$226,563	—	$17,599	$1,200,681
	2018	$380,000	—	$397,820	—	$312,949	—	$13,998	$1,104,767
	2017	$350,769	—	$364,400	—	$238,336	—	$31,822	$985,327

(1)	Ms. Delorier joined the Company in April 2017 with a starting annual salary of $485,000.
(2)	Signing bonus paid to Ms. Delorier in connection with initial hire.
(3)	Fair value of stock awards issued during the year(s) shown; no option awards were issued. The assumptions made in calculating these values are disclosed in Notes 1 (Stock-Based Compensation discussion) and 20 to our Consolidated Financial Statements in our 2019 annual report on Form 10-K. The maximum value of the stock awards (including time-based awards), if satisfaction of performance conditions exceed target is: O'Haver $2,838,822; Farnsworth $777,828; Delorier $777,828; Nixon $907,484; and Shotwell $686,034.
(4)	Earned and awarded under the Company’s 2019 annual incentive plan in the year(s) noted but paid in February 2020.
(5)	The table below itemizes the amounts shown in column (i), All Other Compensation, for 2019.

Name	Parking and Auto	Annual Dues and Club Memberships	Profit Sharing Contribution	Match Contribution to 401(k)	Miscellaneous
O’Haver, C.	$3,240	$3,699	$2,750	$11,200	$409
Farnsworth, R.	$3,240	—	$2,750	$9,500	$409
Delorier, R.	$4,030	—	$2,750	$11,200	$409
Nixon, T.	$3,240	$4,444	$2,750	$11,200	$409
Shotwell, D.	$3,240	—	$2,750	$11,200	$409

Compensation Agreements
Employment Agreement with Mr. O’Haver

Mr. O’Haver’s employment agreement expires December 31, 2021. His agreement provides for a severance benefit equal to two times base salary at the time of termination and two times the annual cash incentive compensation received for the calendar year prior to termination, and a change in control severance benefit equal to 2.5 times base salary at the time of termination and 250% of the annual cash incentive compensation received for services performed in the year prior to termination, each payable in the event of termination “without cause” by the Company or for “good reason” by Mr. O’Haver. Payments are made in equal installments over 18 months.

Employment Agreements with other Named Executive Officers

The table below sets forth the material provisions of our current named executive officer employment agreements:

Name	Expiration Date (1)	Severance Benefit (2)	Change in Control (3)	CIC Retention Benefit (4)
Farnsworth, Ron	12/31/2019	12 mo. salary	24 mo. salary + 200% of prior year incentive	12 mo. salary + 100% of prior year incentive
Delorier, Rilla	12/31/2021	12 mo. salary	24 mo. salary + 200% of prior year incentive	N/A
Nixon, Tory	12/31/2020	12 mo. salary	24 mo. salary + 200% of prior year incentive	N/A
Shotwell, David	12/31/2019	12 mo. salary	24 mo. salary + 200% of prior year incentive	N/A
(1)The agreements provide for at-will employment and are terminable by the Company or the executive at any time, with or without cause.
(2)Calculated based on base salary at the time of termination, and payable if the executive is terminated “without cause” or if the executive leaves for “good reason,” as defined in the agreement.
(3)Calculated based on base salary at the time of termination plus a multiple of the executive’s incentive paid for the prior year, payable monthly over 18 months. This change in control benefit is payable only if the executive’s employment is terminated within 12 months after the change in control transaction and it is paid in lieu of a severance benefit.
(4)Calculated as the number of months of current base salary at the time of termination plus a multiple of the executive’s incentive paid for the prior year, payable monthly over a period equal to the number of months of base salary paid. This benefit is payable 12 months following a change in control if the executive remains employed for at least 12 months after the change in control transaction and it is paid in lieu of a severance or change in control benefit.

Miscellaneous Provisions in Executive Employment Agreements
Each of our employment agreements with named executive officers includes the following provisions:
•An adjustment that prohibits any benefit payment to the executive to the extent it would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code.
•A prohibition on competing with the Company during the time that the executive is receiving payment of a severance, change in control or retention incentive benefit.
•Receipt of the change in control benefit is subject to a “double trigger” such that there must be a qualifying termination of employment in addition to a change in control event.
•A prohibition on solicitation of the Company’s customers or employees for two years following the executive’s departure.
•A requirement that the executive sign a release of claims against the Company as a condition to receiving a severance or change in control benefit.

Deferred Compensation and Retirement Plans
The Company has a non-qualified Supplemental Retirement and Deferred Compensation Plan. The deferred compensation component of the plan is made available to a group of officers selected by the Compensation Committee based on their position, duties and compensation level. All executive officers are eligible to participate. Participants may defer up to 50% of their salary into a plan account and invest it in various mutual funds similar to those available under the Company’s 401(k) plan. The Company has no plans to make discretionary contributions to the deferred compensation accounts but may elect to do so.

The supplemental retirement component of the plan is provided for senior officers, primarily the CEO and executives who report to the CEO, who are selected by the Compensation Committee. Under the plan the Company may make discretionary contributions to the plan. The plan is designed to be administered under Sections 201(2) and 301(a)(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). In 2019, each of the named executive officers were eligible to participate in this plan. Contributions made by the Company to named executive officer accounts, if any, are reported in the All Other Compensation table above. The Company made a contribution equal to 3% of eligible compensation (determined in the same manner as the 401(k) plan) in 2018 for fiscal year 2017, but did not make a contribution for fiscal year 2018 or 2019. Participants may invest contributions in various mutual funds similar to those available under the Company’s 401(k) plan.

401(k) and Profit Sharing Plan
Umpqua sponsors and administers a 401(k) salary deferral and profit sharing plan covering substantially all employees of the Company and its subsidiaries. The qualified plan is subject to ERISA. Participants may elect to contribute 100% of eligible compensation to the plan each year, subject to applicable IRC limits on annual employee deferrals. In 2019, the Company made a matching contribution of 50% of each participant’s salary deferral, up to 8% of eligible compensation. In 2019 (based on 2018 results), the Company also made a company-wide profit sharing contribution equal to 1% of eligible compensation. Our named executive officers are eligible to participate in the plan on the same terms and conditions as other employees.

2013 Incentive Plan
The 2013 Plan, which was approved by shareholders at the 2013 annual meeting, supports the Company’s long-term business objectives in a manner consistent with our executive compensation philosophy. In 2016, shareholders approved an amendment to the 2013 Plan to add eight million shares (equivalent to four million restricted stock or performance share awards). The Company’s Board of Directors believes that allowing the Company to offer stock-based compensation under the 2013 Plan:

•aligns the interests of employees and other award recipients with the interests of the Company’s shareholders; and
•attracts, motivates and retains experienced and highly qualified individuals who will contribute to the success of the Company.

The 2013 Plan provides the Compensation Committee with flexibility regarding the types of awards granted to executives and was originally designed to qualify equity awards and annual cash incentive awards as qualified performance-based compensation under Section 162(m) of the Code. The Company may, however, elect to provide non-deductible compensation to its executive officers under the 2013 Plan.

The independent Compensation Committee selects all executive-level participants and determines participation levels and the terms and conditions of all awards made under the 2013 Plan subject to plan requirements including minimum vesting periods and shareholder approved performance metrics. The 2013 Plan authorizes the issuance of twelve million shares of the Company’s common stock (equivalent to six million restricted stock or performance share awards). A maximum of 400,000 shares may be granted under the 2013 Plan to an individual pursuant to stock options and stock appreciation rights during any one-year period. For any other award, a maximum of 200,000 shares may be granted under the 2013 Plan to an individual during any one-year period.

Grants of Plan-Based Awards

This table shows the plan-based awards granted to each named executive officer in the fiscal year ended December 31, 2019. The actual payouts under the annual non-equity incentive plans are shown in column (g) of the Summary Compensation Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)(1)	(d)	(e)	(f)	(g)(2)	(h)	(i)(3)	(l)(4)
O’Haver Non-Equity		$475,000	$950,000	$1,377,500
O'Haver PSA (ROATCE)	2/4/19				13,268	53,072	79,608		$949,989
O'Haver PSA (TSR)	2/4/19				13,268	53,072	79,608		$942,559
Farnsworth Non-Equity		$200,000	$400,000	$568,000
Farnsworth PSA (ROATCE)	2/4/19				2,514	10,055	15,083		$179,985
Farnsworth PSA (TSR)	2/4/19				2,514	10,055	15,083		$178,577
Farnsworth RSA	2/4/19							13,407	$239,985
Delorier Non-Equity		$200,000	$400,000	$568,000
Delorier PSA (ROATCE)	2/4/19				2,514	10,055	15,083		$179,985
Delorier PSA (TSR)	2/4/19				2,514	10,055	15,083		$178,577
Delorier RSA	2/4/19							13,407	$239,985
Nixon Non-Equity		$220,000	$440,000	$624,800
Nixon PSA (ROATCE)	2/4/19				2,933	11,731	17,597		$209,985
Nixon PSA (TSR)	2/4/19				2,933	11,731	17,597		$208,343
Nixon RSA	2/4/19							15,642	$279,992
Shotwell Non-Equity		$136,500	$273,000	$387,660
Shotwell PSA (ROATCE)	2/4/19				1,676	6,703	10,055		$119,984
Shotwell PSA (TSR)	2/4/19				1,676	6,703	10,055		$119,045
Shotwell RSA	2/4/19							8,938	$159,990
Shotwell RSA	7/22/19							10,000	$167,500

(1)	There is no minimum guaranteed payment or vesting. If performance under the non-equity incentive plan is below the threshold, the executive receives no cash incentive compensation. If performance is below the threshold for the ROATCE- or TSR-based equity award, none of the performance equity awards vest.
(2)	The shares underlying performance share awards (PSA) reported in columns (f) - (h) were issued under the 2013 Plan and vest three years following the award date to the extent that the Company’s total shareholder return achieves specified targets as compared to the KRX total return index for the first award reported and that the Company’s return on average tangible common equity achieves specified targets compared to a Compensation Committee selected group of peers for the second award reported. See Long Term Incentive Compensation.
(3)	The shares underlying restricted stock awards (RSA) reported in column (i) were issued under the 2013 Plan and vest 33.33% per year over three years, beginning one year following the award date.
(4)	Column (l) shows the aggregate grant date fair value associated with PSAs and RSAs, as determined in accordance with FASB ASC 718, Stock Compensation. The assumptions used to calculate fair value are described in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K.

Outstanding Equity Awards at Fiscal Year-End

This table shows information concerning unvested restricted stock awards held by each named executive officer as of December 31, 2019. All awards were made under the shareholder approved 2013 Plan.

Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
(a)(1)	(g)(2)	(h)(3)	(i)(4)	(j)(5)
O’Haver, C.
1/31/17			86,000	$1,522,200
2/2/18			77,768	$1,376,494
2/4/19			53,072	$939,374
2/4/19			53,072	$939,374
Farnsworth, R.
1/31/17	4,000	$70,800
1/31/17			28,000	$495,600
2/2/18	7,319	$129,546
2/2/18			16,469	$291,501
2/4/19	13,407	$237,304
2/4/19			10,055	$177,974
2/4/19			10,055	$177,974
Delorier, R.
4/19/17	3,666	$64,888
4/19/17			16,500	$292,050
2/2/18	5,490	$97,173
2/2/18			12,352	$218,630
2/4/19	13,407	$237,304
2/4/19			10,055	$177,974
2/4/19			10,055	$177,974
Nixon, T.
1/31/17	3,333	$58,994
1/31/17			15,000	$265,500
2/2/18	5,490	$97,173
2/2/18			12,352	$218,630
4/17/18	3,120	$55,224
4/17/18			7,020	$124,254
2/4/19	15,642	$276,863
2/4/19			11,731	$207,639
2/4/19			11,731	$207,639
Shotwell, D.
1/31/17	2,666	$47,188
1/31/17			12,000	$212,400
2/2/18	4,880	$86,376
2/2/18			10,979	$194,328
2/4/19	8,938	$158,203
2/4/19			6,703	$118,643
2/4/19			6,703	$118,643
7/22/19	10,000	$177,000

(1)	The grant date of each award is noted below the name of each named executive officer.
(2)	Number of shares of restricted stock that have not vested as of December 31, 2019. RSA grants vest 33.3% per year over a three-year period, beginning one year following the date of grant.
(3)	Aggregate market value of restricted stock awards that have not vested as of December 31, 2019, using the closing price of Umpqua stock of $17.70 on December 31, 2019.
(4)	Shares issuable upon vesting of RSAs or PSAs (assuming target vesting of 100%).
(5)	Aggregate market value of performance share awards that have not vested as of December 31, 2019, using the closing price of Umpqua stock of $17.70 on December 31, 2019 (assuming target vesting of 100%).
“In the Money” Options at Fiscal Year-End

There were no stock options outstanding as of December 31, 2019, for the named executive officers.

Option Exercises and Stock Vested

This table shows the number of restricted shares (RSAs and PSAs) that vested during the fiscal year ended December 31, 2019. In each case the Company received all required tax withholding. None of the named executive officers exercised stock options in 2019.

Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
(a)	(d)	(e)(1)
O’Haver, Cort	31,420	$625,554
Farnsworth, Ronald	35,152	$692,706
Delorier, Rilla	6,412	$119,887
Nixon, Tory	7,638	$144,594
Shotwell, David	19,524	$383,945

(1)	Includes the amount of deferred dividends paid upon vesting to O'Haver ($68,791.55). Farnsworth ($69,314.11), Delorier ($8,046.15), Nixon ($8,654.15) and Shotwell ($37,647.10).

Pension Benefits

There were no pension benefits outstanding for the named executive officers.

Nonqualified Deferred Compensation

Name	Plan	Executive Contributions in 2019	Registrant Contributions in 2019	Aggregate earnings in 2019	Aggregate balance at December 31, 2019
(a)		(b)(1)	(c)(2)	(d)(3)	(e)
O’Haver, C.	SRP/DCP	—	—	$26,672	$170,900
Farnsworth, R.	SRP/DCP	—	—	$8,154	$101,678
Delorier, R.	SRP/DCP	—	—	$1,946	$11,333
Nixon, T.	SRP/DCP	$75,000	—	$11,112	$101,365
Shotwell, D.	SRP/DCP	$79,237	—	$67,692	$524,979

(1)	Amounts represented discretionary deferrals from salary or annual incentive compensation. All amounts deferred are included in the Salary or Non-Equity Incentive Plan Compensation disclosures in the Summary Compensation Table.
(2)	Amounts reflect change in market value including dividends paid and interest earned, but exclude fees paid by participants.

The Company adopted the non-qualified Supplemental Retirement and Deferred Compensation Plan ("SRP/DCP") in 2008. The deferred compensation component of the SRP/DCP is available to a select group of officers determined by the Compensation Committee. All named executive officers are currently eligible to participate. Participants may elect to defer a portion of their salary (up to 50%) or annual cash incentive payment into a plan account and invest it in mutual funds similar to those available under the Company’s 401(k) plan. The Company has not made, and has no plans to make, discretionary contributions to deferred compensation accounts.
The supplemental retirement component of the SRP/DCP is available to executive officers determined by the Compensation Committee. Each year the Compensation Committee determines whether to recommend to the Board that the Company make a discretionary contribution to the supplemental retirement component of the SRP/DCP. The SRP/DCP is designed to be administered under Sections 201(2) and 301(a)(3) of ERISA. In 2019, each of the named executive officers were eligible to participate in this plan. On management’s recommendation, the Compensation Committee did not recommend a contribution for 2018, which would have been made in 2019, or for 2019, which would have been made in early 2020. Prior year Company contributions are reported in All Other Compensation in the Summary Compensation Table and equaled 3% of eligible compensation. Participants may invest contributions in various mutual funds that are similar to those available under the 401(k) plan. The Company does not guarantee earnings or pay interest on elective deferrals or Company discretionary contributions.

Potential Payments Upon Termination or Change in Control

The following table shows the benefits payable to the named executive officers upon termination of employment for various reasons, including a change in control of the Company. See the summary of the executive’s employment agreement following the Summary Compensation Table for a description of how the severance and change in control benefits are calculated. For purposes of this table, it is assumed that the change in control and termination of employment occurred on December 31, 2019.

NAME OF EXECUTIVE AND TRIGGERING EVENTS	CASH	EQUITY VALUE (1)
O’Haver, Cort
Death/disability	—	$2,921,483
Involuntary termination (3,5)	$3,897,500	—
Voluntary resignation/retirement	—	—
Qualifying termination following change in control (4,5)	$4,871,875	$4,777,442
Retention payment if employed 12 months following change in control (6)	$1,948,750	—

Farnsworth, Ron
Death/disability (2)	$100,000	$774,390
Involuntary termination (3,5)	$500,000	—
Voluntary resignation/retirement	—	—
Qualifying termination following change in control (4,5)	$1,898,700	$1,580,699
Retention payment if employed 12 months following change in control (6)	$949,350	—

Delorier, Rilla
Death/disability	—	$509,415
Involuntary termination (3,5)	$500,000	—
Voluntary resignation/retirement	—	—
Qualifying termination after change in control (4,5)	$1,912,964	$1,265,993

Nixon, Tory
Death/disability	—	$592,995
Involuntary termination (3,5)	$550,000	—
Voluntary resignation/retirement	—	—
Qualifying termination following change in control (4,5)	$2,011,800	$1,511,916

Shotwell, David
Death/disability	—	$401,593
Involuntary termination (3,5)	$390,000	—
Voluntary resignation/retirement	—	—
Qualifying termination following change in control (4,5)	$1,405,898	$1,112,781

(1)	Dollar value of shares that would vest under the executive’s restricted stock and performance shares awards, calculated at $17.70 per share, the closing price of Umpqua’s stock on December 31, 2019.
(2)	Bank owned life insurance (BOLI) death benefit, providing for a payment if death occurs while employed. Excludes amounts payable under company-wide group life and disability plans.
(3)	Involuntary termination includes termination without “cause” by the Company and termination for “good reason” (material reduction in base salary not shared by other executives or required relocation) by the executive officer. Cash payments at December 31, 2019 would have been two years’ base salary (Mr. O’Haver) or one years’ base salary (all other named executive officers).

(4)	Triggering events are termination without “cause” or executive termination for “good reason” within one year following a change in control. Cash payments at December 31, 2019, would have been 30 months’ base salary and 250% of prior year incentive (Mr. O’Haver) and two years’ base salary and 200% of prior year incentive (Ms. Delorier and Messrs. Farnsworth, Nixon and Shotwell). Change in control termination benefits are in lieu of severance benefits.
(5)	Receipt of benefits are conditioned upon the executive not competing with the Company or soliciting the Company’s employees or customers and releasing claims against the Company.
(6)	Retention benefits are payable in lieu of severance and change in control benefits if the executive remains employed for a period of twelve months following a change in control and no other change in control benefits are payable under their employment agreements.

Change in control benefits for all executive officers of the Company are subject to reduction to the extent that they exceed the safe harbor amount calculated under Code Section 280G. The following table shows how the change in control cash benefit is calculated for those named executive officers whose benefit would be reduced under Section 280G.

Name	Present value of cash component of Change in Control benefit under Employment Agreement	Less maximum potential §280G cutback (i)	Net change in control cash benefit
O’Haver, Cort	$4,806,273	($4,144,492)	$661,781
Farnsworth, Ron	$1,873,133	$0	$1,873,133
Delorier, Rilla	$1,887,205	($53,147)	$1,834,058
Nixon, Tory	$1,984,710	($181,151)	$1,803,559
Shotwell, David	$1,386,967	($356,156)	$1,030,811

(i)	This calculation does not reflect the value of the non-compete provisions of the employment agreements, which we believe would reduce the amount of the cutback and, therefore, for the purposes of this disclosure increase the net change in control cash benefit.

Pay Ratio Disclosure

The 2019 total compensation for our median employee was $61,072 and was $3,604,846 for our CEO. The resulting ratio of our CEO’s pay to the pay of our median employee for 2019 is 59 to 1.

We identified the median employee by examining the 2019 total compensation for all individuals, excluding our CEO, who were employed by us on December 31, 2019. We included all employees, whether employed on a full-time, part-time or seasonal basis. We annualized the compensation for full-time employees that were not employed by us for all of 2019.

We calculated the median employee’s annual total compensation using the same methodology we use for our named executive officers as set forth in the 2019 Summary Compensation Table in this proxy statement. In our 2019 Summary Compensation Table we report annual cash incentive paid to our CEO in 2020 for performance in 2019. Our median employee participated in an annual cash incentive plan during 2019, and we used the amounts received in 2019 for the median employee’s annual total compensation because the amount to be paid in 2020 for 2019 performance has not been determined.

INCORPORATION BY REFERENCE
The sections in this proxy-statement entitled “Compensation Committee Report” and “Audit and Compliance Committee Report” do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates any such reports by reference therein.

QUESTIONS AND ANSWERS ABOUT VOTING AND THE SHAREHOLDER MEETING

Q: Why did I receive the proxy materials?
A: We have made the proxy materials available to you over the internet or, in some cases, mailed paper copies to you because the Board is soliciting your proxy to vote your shares of our common stock at the annual meeting to be held on Monday, April 20, 2020 and at any adjournments or postponements of this meeting.

Q: What is a proxy?
A: We are asking you to give us your proxy. Giving us your proxy means that you authorize another person or persons to vote your shares of our common stock at the annual meeting in the manner you direct. The written document you complete to designate someone as your proxy is usually called a “proxy card” or a “voting instruction form." If you are the record holder of your shares, a “proxy card” is the document used to designate your proxy to vote your shares. If you hold your shares in street name, a “voting instruction form” is the document used to instruct your broker (or other nominee) how to vote. In this proxy statement, the term “proxy card” means both the voting instruction form and proxy card unless otherwise indicated.

Q: Why did I receive a Notice of Internet Availability of Proxy Materials instead of paper copies of the proxy materials?
A: The Securities and Exchange Commission’s (“SEC”) notice and access rule allows us to furnish our proxy materials over the internet to our shareholders instead of mailing paper copies of those materials to each shareholder. As a result, on or before March 5, 2020 we sent a notice to most of our shareholders by mail or e-mail containing instructions on how to access our proxy materials over the internet and vote online. This notice is not a proxy card and cannot be used to vote your shares. If you received only a notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the notice or on the website referred to in the notice.

We provided shareholders who have previously asked to receive paper copies and shareholders who are participants in our benefit plans with paper copies of the proxy materials instead of a notice that the materials are electronically available over the internet. If you received paper copies of the notice or proxy materials, we encourage you to help us save money and reduce the environmental impact of delivering paper proxy materials to shareholders by signing up to receive all of your future proxy materials electronically, as described under “How can I receive my proxy materials electronically in the future?” below.

Q: What does the Notice of Internet Availability of Proxy Materials look like?
A: It will come in one of two forms. If you hold your shares in “street name” through a bank or broker, you will receive a document titled “Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting” from Broadridge Financial Solutions. If you are a registered shareholder, you should receive a document titled “Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting” from our transfer agent, Computershare.

Q: What are shareholders being asked to vote on at the annual shareholder meeting?
A: You will vote on:
Item 1: Election of eleven directors to serve until the next annual meeting of shareholders and his or her successor is elected and qualifies or there is a decrease in the number of directors.
Item 2: Ratification (non-binding) of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2020.
Item 3: Advisory (non-binding) vote on the Company’s executive compensation program (“say on pay”).
The Board of Directors recommends that you vote “FOR” each director nominee and "FOR" each of the other proposals.

Q: What do I need to do now?
A: Please carefully read this document. Then, vote your shares by following the instructions from your broker if your shares are held in “street name,” or by one of the following methods:
• if you received these materials by mail, mark, sign, date and return your proxy card in the enclosed return envelope as soon as possible;
• call the toll-free number on the proxy card and follow the directions provided;
• go to the website listed on the proxy card and follow the instructions provided; or
• attend the shareholder meeting and submit a properly executed proxy or ballot. If a broker holds your shares in “street name,” you will need to get a legal proxy from your broker to vote in person at the meeting.
Voting by phone or on the internet has the same effect as submitting a properly executed proxy card.
Q: What are my choices when voting?
A: When you cast your vote on:
• ELECTION OF DIRECTORS: You may vote in favor of electing the nominees as directors or vote against one or more nominees or you may abstain from voting.
• OTHER MATTERS: You may cast your vote in favor of or against the proposal, or you may abstain from voting.
Q: What if I abstain from voting?
A: If your shares are represented at the annual meeting, in person or by proxy, but you abstain from voting on a matter, or include instructions in your proxy to abstain from voting on a matter, your shares will be counted as present to determine if there is a quorum.

Q: Who is eligible to vote?
A: Holders of record of Umpqua common stock at the close of business on February 12, 2020 are eligible to vote at Umpqua’s annual meeting of shareholders. As of that date, there were 220,438,367 shares of Umpqua common stock outstanding held by 4,390 holders of record, a number that does not include beneficial owners who hold shares in “street name.”

Q: How many shares are owned by Umpqua’s directors and executive officers?
A: As of February 12, 2020, Umpqua’s directors and executive officers beneficially owned 1,044,021 shares entitled to vote at the annual meeting, constituting less than 1.0% of the total shares outstanding and entitled to vote at the meeting.

Q: What if I hold shares of Umpqua common stock in an Umpqua benefit plan?
A: You will be given the opportunity to instruct the trustee of the Umpqua Bank 401(k) and Profit Sharing Plan (the “401(k) Plan”) and the Supplemental Retirement/Deferred Compensation Plan (the “NQ Plan”) how to vote the shares that you hold in your account. To the extent that you do not timely give such instructions, the trustee will vote all unvoted shares held in the 401(k) Plan in proportion to the voted shares, and the trustee will vote the unvoted shares in the NQ Plan as recommended by the Board of Directors.

Q: Can I change my vote after I have mailed my signed proxy card or voted by telephone or electronically?
A: Yes. If you have not voted through your broker, you can do this by:
• calling the toll-free number on the Notice and Access Card or proxy card not later than 11:59 p.m. Pacific Standard Time on the day before the meeting and following the directions provided;
• going to the website listed on the Notice and Access Card or proxy card, following the instructions provided and submitting your change no later than 11:59 p.m. Pacific Standard Time on the day before the meeting;
• submitting a properly executed proxy prior to the meeting bearing a later date than your previous proxy;
• notifying Umpqua’s corporate Secretary, in writing, of the revocation of your proxy before the meeting; or
• voting in person at the meeting, but simply attending the meeting will not, in and of itself, revoke a proxy.
If you voted through your broker, please contact your broker to change or revoke your vote.

Q: If my shares are held in “street name” by my broker, will my broker vote my shares for me?
A: Yes, but only if you give your broker instructions. If your shares are held by your broker (or other nominee), you should receive this document and an instruction card from your broker. Your broker will vote your shares if you provide instructions on how to vote. If you do not tell your broker how to vote, your broker may vote your shares in favor of ratification of the auditor appointment but may not vote your shares on the election of directors or any other item of business. Your broker is not required to vote your shares if you do not provide instructions.

Q: Can I attend the shareholder meeting even if I vote by proxy?
A: Yes. All shareholders are welcome to attend. Please carefully review the rules regarding admission to the annual meeting described below.

Q: Why did I receive more than one Notice and Access Card or multiple proxy cards?
A: You may receive multiple cards if you hold your shares in different ways (e.g. joint tenancy, in trust or in custodial accounts). Please vote each proxy card that you receive.

Q: How do you determine a quorum?
A: Umpqua must have a quorum to conduct any business at the annual meeting. Shareholders holding at least a majority of the outstanding shares of Umpqua common stock as of the record date must attend the meeting in person or by proxy to have a quorum. Umpqua shareholders who attend the meeting or submit a proxy but abstain from voting on a given matter will have their shares counted as “present” for determining a quorum. Broker non-votes will also be counted as “present” for establishing a quorum.

Q: What is a broker non-vote?
A: Under New York Stock Exchange (“NYSE”) Rule 452, brokers are entitled to vote shares held by them for their customers on matters deemed “routine” under applicable rules, even though the brokers have not received voting instructions from their customers. Although Umpqua is listed on NASDAQ, Rule 452 affects us since most of the common shares held in “street name” are held with NYSE member-brokers. The ratification of our independent registered public accounting firm currently qualifies as a “routine” matter. Your broker, therefore, may vote your shares in its discretion on that routine matter if you do not instruct your broker how to vote on them. Your broker is prohibited from voting your shares on non-routine matters unless you have given voting instructions on that matter to your broker. The election of directors and say-on-pay matter are non-routine matters under Rule 452. If you do not give voting instructions with respect to these matters your broker will need to return a proxy card without voting on these non-routine matters, which is referred to as a “broker non-vote” or sometimes referred to as “uninstructed shares.”

Q: How do you count votes?
A: Each share is entitled to one vote. The named proxies will vote shares as instructed. In the election of directors, each share is entitled to one vote for each director position to be filled, and shareholders may not cumulate votes. You may vote “For” or “Against” or “Abstain” from voting with respect to each director nominee and each of the other proposals. A representative of Computershare, our transfer agent, will count the votes and serve as our inspector of elections.

If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of each director nominee, and in favor of each of the other proposals.

Q: Is my vote confidential?

A: We maintain the confidentiality of the votes of individual shareholders. We believe that ballots, proxy forms, and voting instructions returned to brokerage firms, banks, and other holders of record are kept confidential by those third parties. Only the proxy solicitor, the proxy tabulator, and the inspector of election have access to the ballots, proxy forms, and voting instructions. Umpqua associates involved in shareholder relations have online access to votes cast by registered shareholders but we have not historically accessed that information. The proxy solicitor and the proxy tabulator will disclose information taken from the ballots, proxy forms, and voting instructions only if there is a proxy contest, if the shareholder authorizes disclosure, to assert or defend legal claims, to determine compliance with law or as otherwise required by law. If you write comments on your proxy card or ballot, or attach materials to your proxy card or ballot, management may learn how you voted in reviewing your comments and, therefore, such information will not be confidential.

Q: Who pays the cost of proxy solicitation?
A: Umpqua pays the cost of soliciting proxies. We have hired D. F. King & Co. to solicit proxies for this meeting and we will pay their fees of $17,500 plus out of pocket costs. Proxies will be solicited by mail, telephone, facsimile, e-mail and personal contact. We may reimburse brokers and other nominee holders for their expenses in sending proxy material and obtaining proxies. In addition to solicitation of proxies by mail, our officers and employees may solicit proxies in person or by telephone, fax, e-mail or letter, without extra compensation.

Q: How can I receive my proxy materials electronically in the future?
A: Although you may request paper copies of the proxy materials, we would prefer to send proxy materials to shareholders electronically. Shareholders who sign up to receive proxy materials electronically will receive an e-mail prior to next year’s annual meeting with links to the proxy materials, which may result in faster delivery of the materials and will help us save printing and mailing costs and conserve natural resources. Your election to receive proxy materials by e-mail will remain in effect until you terminate your election. To receive proxy materials electronically by e-mail in the future, please have your proxy card available and follow the instructions below or on the notice.

Record Holders	If you are the record holder of your shares, you may either go to www.envisionreports.com/umpq and follow the instructions for requesting meeting materials or call 800-652-8683.
Street Name Holders
If you hold your shares in street name, you may either go to www.edocumentview.com/umpq and follow the instructions to enroll for electronic delivery or contact your brokerage firm, bank, or other similar entity that holds your shares.

If you have previously elected electronic delivery of our proxy materials, but wish to receive paper copies for the annual meeting or for future meetings, please follow the instructions on the website referred to on the electronic notice you received.

Q: Are there any rules regarding admission to the annual meeting?
A: Yes. You are entitled to attend the annual meeting only if you were, or you hold a valid legal proxy naming you to act for, one of our shareholders on the record date. Before we will admit you to the meeting, we must be able to confirm:
•Your identity by reviewing a valid form of photo identification, such as a driver’s license; and
•You were, or are validly acting for, a shareholder of record on the record date by:
o verifying your name and stock ownership against our list of registered shareholders, if you are the record holder of your shares;
o reviewing other evidence of your stock ownership, such as your most recent brokerage or bank statement if you hold your shares in street name, or your most recent plan statement if you are a participant in one of the Company benefit plans; or
o reviewing a written proxy that shows your name and is signed by the shareholder you are representing, in which case either the shareholder must be a registered shareholder or you must have a brokerage or bank statement for that shareholder as described above.

If you do not have a valid form of picture identification and proof that you owned, or are legally authorized to act for someone who owned, shares of our common stock on the record date, you will not be admitted to the meeting.

At the entrance to the meeting, we will verify that your name appears in our stock records or will inspect your brokerage, bank or benefit plan statement as your proof of ownership, and any written proxy you present as the representative of a shareholder. We will decide whether the documentation you present for admission to the meeting meets the requirements described above. The annual meeting will begin at 3:15 p.m., local time. Please allow ample time for the admission procedures described above.

Q: Where do I get more information?
A: If you have questions about the meeting or submitting your proxy, or if you need additional copies of this document or the proxy card, you should contact Andrew Ognall (andrewognall@umpquabank.com) at Umpqua Holdings Corporation, One SW Columbia Street, Suite 1200, Portland, OR 97204, or by phone at 503-727-4100.

Important Notice About the Availability of Proxy Materials for the Annual Meeting of Shareholders
to be held April 20, 2020:

This proxy statement and the Company’s annual report to shareholders are available at:
https://www.umpquabank.com/investor-relations

UMPQUA HOLDINGS CORPORATION
Parent company for Umpqua Bank and Umpqua Investments, Inc.

VOTE

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

2020 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 - 3.

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Peggy Fowler	☐	☐	☐	02 - Stephen Gambee	☐	☐	☐	03 - James Greene	☐	☐	☐
04 - Luis Machuca	☐	☐	☐	05 - Maria Pope	☐	☐	☐	06 - Cort O'Haver	☐	☐	☐
07 - John Schultz	☐	☐	☐	08 - Susan Stevens	☐	☐	☐	09 - Hilliard Terry	☐	☐	☐
10 - Bryan Timm	☐	☐	☐	11 - Anddria Varnado	☐	☐	☐				

For ☐ Against ☐ Abstain ☐

For ☐ Against ☐ Abstain ☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

036WXA

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — UMPQUA HOLDINGS CORPORATION

Notice of 2020 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — April 20, 2020

Peggy Fowler and Cort O'Haver, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Umpqua Holdings Corporation to be held on April 20, 2020 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2-3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)